UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Integrys Energy Group, Inc.

(Name of registrant as specified in its charter)

    ^

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

    ^

(2)	Aggregate number of securities to which the transaction applies:

    ^

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    ^

(4)	Proposed maximum aggregate value of the transaction:

    ^

(5)	Total fee paid:

    ^

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

    ^

(2)	Form, Schedule or Registration Statement No.:

    ^

(3)	Filing Party:

    ^

(4)	Date Filed:

    ^

Integrys Energy Group, Inc.

130 East Randolph Drive, Chicago, Illinois 60601

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 13, 2010

The Integrys Energy Group annual meeting will be held on Thursday, May 13, 2010, at 10:00 a.m., Central daylight time, at the Chase Auditorium in the Chase Tower, 10 South Dearborn Street, Chicago, Illinois. Our shareholders are asked to vote to:

1.	Elect Keith E. Bailey, Pastora San Juan Cafferty, Ellen Carnahan, Kathryn M. Hasselblad-Pascale, John W. Higgins, James L. Kemerling, Michael E. Lavin, William F. Protz, Jr., and Charles A. Schrock to one-year terms on the Board of Directors or until their successors have been duly elected;

2.	Approve the Integrys Energy Group 2010 Omnibus Incentive Compensation Plan; and

3.	Ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm for Integrys Energy Group and its subsidiaries for 2010.

Also, as necessary or desirable, shareholders will consider and act upon any other business properly brought before the annual meeting and any adjournment or postponement thereof.

Our board of directors recommends a vote “FOR” each nominee identified above and “FOR” Items 2 and 3. Only shareholders of record at the end of March 18, 2010 are entitled to notice and to vote at the annual meeting.

You may vote your shares over the Internet at www.voteproxy.com, by calling toll-free (800) 776-9437 (or if calling from outside of the United States, by calling (718) 921-8500), by completing and mailing the enclosed proxy card, or in person at the annual meeting. We request that you vote in advance whether or not you attend the annual meeting. You may revoke your proxy at any time prior to the vote at the annual meeting by notifying us in writing, voting your shares in person at the meeting, revoting through the Web site or telephone numbers listed above, or returning a later-dated proxy card.

INTEGRYS ENERGY GROUP, INC.

BARTH J. WOLF
Vice President, Chief Legal Officer and Secretary

Chicago, Illinois

April 2, 2010

The board of directors solicits the enclosed proxy. Your vote is important no matter how large or small your holdings. To assure your representation at the meeting, please complete, sign exactly as your name appears, date and promptly mail the enclosed proxy card in the postage-paid envelope provided or use one of the alternative voting options provided.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 13, 2010

Our proxy statement and our 2009 annual report to shareholders can be accessed on the Internet at www.integrysgroup.com/proxymaterials.

2009 ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

i

This proxy statement, the accompanying Notice of Annual Meeting of Shareholders and proxy card are being mailed to shareholders on or about April 2, 2010, and are furnished in connection with the solicitation of proxies by the board of directors of Integrys Energy Group, Inc.

FREQUENTLY ASKED QUESTIONS

Q:	Why have I received these materials?

A.	All shareholders of Integrys Energy Group were sent these proxy materials. You are asked to elect nine members to the board of directors, approve the Integrys Energy Group 2010 Omnibus Incentive Compensation Plan, and ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for Integrys Energy Group and its subsidiaries for 2010 and consider and act upon any other business that may be properly brought before the annual meeting and any adjournment or postponement thereof.

Q:	Who can attend the annual meeting?

A:	Anyone who is a shareholder as of the close of business on March 18, 2010 may attend the annual meeting and vote. This includes all shareholders holding Integrys Energy Group common stock on March 18, 2010. Each shareholder may be accompanied by one guest.

Q:	How are directors elected?

A:	A plurality of votes cast at the annual meeting is required to elect directors (assuming a quorum is present). Nine directors will be elected at the annual meeting. “Plurality” means the nine individuals who receive the largest number of votes will be elected as directors. Assuming a quorum is present, shares not voted at the annual meeting will not affect the election of directors. Abstentions, broker non-votes and votes withheld will be treated as shares not voted, but will count toward establishing a quorum.

Q:	What constitutes a quorum?

A:	A quorum is the number of shares that must be voted at the meeting to lawfully conduct business. Votes of a majority of the shares entitled to vote constitute a quorum. As of the record date of March 18, 2010, a total of 76,616,600 shares were eligible to vote. Votes of 38,308,301 shares will constitute a quorum.

Q:	What are the items to be voted on?

A:	Items you are asked to vote on are the election of nine directors, approval of the Integrys Energy Group 2010 Omnibus Incentive Compensation Plan, and ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm for Integrys Energy Group and its subsidiaries for 2010. Additional matters may be considered and acted upon at this annual meeting if they are properly presented at the meeting.

Q:	What is the Integrys Energy Group 2010 Omnibus Incentive Plan?

A:	The Integrys Energy Group 2010 Omnibus Incentive Compensation Plan is designed to provide both short-term (annual) and long-term incentive awards for eligible employees and directors. The plan is being adopted to provide for future compensation that may be made to eligible employees and directors of Integrys Energy Group and its subsidiaries.

Q:	What happens if additional proposals are presented at the meeting?

A:	Our By-Laws require advance notice of any matter to be brought before the annual meeting. We have not received any additional proposals that will need to be addressed at the meeting. Therefore, we are not required to present any other issues at the meeting. Additional issues may be presented at the discretion of Integrys Energy Group. If an additional proposal is brought up, the shares represented by proxy will be voted in accordance with the discretionary judgment of the appointed proxies, Charles A. Schrock and Barth J. Wolf.

Q:	Who tabulates the votes?

A:	Our independent transfer agent, American Stock Transfer & Trust Company, LLC, tabulates the votes.

Q:	Is my vote confidential?

A:	Yes. American Stock Transfer & Trust Company, LLC will hold your vote in confidence. Whether you vote your shares by Internet, telephone or mail, your vote will be received directly by American Stock Transfer & Trust Company, LLC. American Stock Transfer & Trust Company, LLC will serve as inspector, count all the proxies or ballots submitted, and report the vote at the annual shareholder meeting on May 13, 2010. For a discussion of how shares in our employee stock ownership plan trusts are voted, please see the discussion below.

Q:	Do I need to attend the annual meeting in order to vote?

A:	No. You can vote your shares at any time prior to the annual meeting by Internet, telephone or returning the completed proxy card in the enclosed pre-paid envelope. You may also vote in person at the annual meeting.

Q.	Who can vote?

A:	Anyone who owned Integrys Energy Group common stock as of the close of business on March 18, 2010, can vote. Each eligible share of Integrys Energy Group common stock is entitled to one vote.

Q:	How do I vote?

A:	You may vote your shares by any of four methods:

1)	Over the Internet at www.voteproxy.com,

2)	Over the telephone by calling toll-free (800) 776-9437 (or if calling from outside of the United States, by calling (718) 921-8500),

3)	Through the mail by returning your completed, signed and dated proxy card in the enclosed prepaid envelope, or

4)	In person at the annual meeting.

Instructions to vote your shares over the Internet or telephone are provided on your proxy card. Your completed proxy will be voted according to your instructions. If you return an incomplete proxy card, your proxy will be voted FOR the election of Keith E. Bailey, Pastora San Juan Cafferty, Ellen Carnahan, Kathryn M. Hasselblad-Pascale, John W. Higgins, James L. Kemerling, Michael E. Lavin, William F. Protz, Jr., and Charles A. Schrock, FOR approval of the Integrys Energy Group 2010 Omnibus Incentive Compensation Plan, and FOR the ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm for Integrys Energy Group and its subsidiaries for 2010. You have the right to change your vote any time before the meeting by:

1)	Notifying us in writing,

2)	Revoting over the Internet or telephone,

3)	Voting in person at the annual meeting, or

4)	Returning a later-dated proxy card.

By voting your shares, you also authorize your shares to be voted on any other business that may properly come before the annual meeting or any adjournment or postponement of the annual meeting in accordance with the judgment of the appointed proxies, Charles A. Schrock and Barth J. Wolf.

You may vote over the Internet or telephone until midnight Eastern daylight time on May 12, 2010.

Q:	Do I need to return the proxy card if I vote over the Internet or telephone?

A:	No. If you vote your proxy over the Internet or telephone, you should not mail your proxy card, unless you want to change your vote. If you return your proxy card after voting over the Internet or telephone, it will be processed and replace any earlier vote you provided over the Internet or telephone.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	If your shares are held in a brokerage account, you will receive a full meeting package including a voting instruction form to vote your shares. Your brokerage firm may permit you to vote by the Internet or by telephone. Brokerage firms have the authority under New York Stock Exchange rules to vote their client’s unvoted shares on certain routine matters, like the ratification of Deloitte & Touche LLP as the independent registered public accounting firm for 2010. So, even if you do not provide voting instructions to your brokerage firm, your brokerage firm may choose to vote for you on the ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm for 2010. Election of the nine directors and approval of the Integrys Energy Group 2010 Omnibus Incentive Plan are not considered routine and can only be voted by your broker with your specific instructions. Therefore, we urge you to respond to your brokerage firm so that your vote will be cast.

Q.	If my shares are held in “street name,” can I vote my shares in person at the annual meeting?

A:	If your shares are held in street name, you may vote your shares in person at the annual meeting ONLY if you bring a legal proxy to the annual meeting. The legal proxy would be provided by your broker, fiduciary, custodian or other nominee. You must request this legal proxy from your bank or broker as they will not automatically supply one to you.

Q:	What are the board of directors’ voting recommendations?

A:	The board of directors recommends shareholders vote FOR the election of all of our nominees as directors, FOR the approval of the Integrys Energy Group 2010 Omnibus Incentive Compensation Plan, and FOR ratification of Deloitte & Touche LLP as the independent registered public accounting firm for 2010.

Q:	What if I receive more than one proxy card?

A:	If you receive more than one proxy card, this means your shares are in more than one account. Please vote all the shares that you own. If you would like to consolidate your accounts and receive only one proxy card in the future, please contact our transfer agent, American Stock Transfer & Trust Company, LLC, at (800) 236-1551 or www.amstock.com. This will save printing and mailing costs, so please take advantage of this option.

Q:	How are shares in the Employee Stock Ownership Plan Trusts voted?

A:	If you own stock in the Wisconsin Public Service Corporation Employee Stock Ownership Plan, or the Peoples Energy Corporation Employee Stock Ownership Plan, you may vote your shares by any of the following three methods:

1)	Over the Internet at www.voteproxy.com,

2)	Over the telephone by calling toll-free (800) 776-9437, or

3)	Through the mail by returning your completed, signed and dated proxy card in the enclosed prepaid envelope.

Your vote must be received by May 11, 2010 to be voted at the annual meeting. Stock owned in these plans, may NOT be voted in person at the annual meeting.

American Stock Transfer & Trust Company, LLC will tabulate the votes of participants for each of these plans. The results of the vote received from these plans’ participants will serve as voting instructions to the plan trustees. The trustee of these plans, as of the record date, is Wells Fargo Bank N.A. The trustee will vote the plan shares as instructed by plan participants. If a participant in the Wisconsin Public Service Corporation Employee Stock Ownership Plan does not provide voting instructions, the trustee, Wells Fargo Bank N.A., will not vote the participant’s shares in the plan. If a participant in the Peoples Energy Corporation Employee Stock Ownership Plan does not provide voting instructions, the trustee, Wells Fargo Bank N.A., will vote shares allocated to the participant’s plan account in the same proportion as those votes cast by other plan participants submitting voting instructions. American Stock Transfer & Trust Company, LLC and Wells Fargo Bank N.A. will keep how you vote your shares confidential.

Shares held in the Peoples Energy Capital Accumulation Plan or the Peoples Energy Thrift Plan will be voted at the discretion of the trustee, Wells Fargo Bank N.A., and not by plan participants.

Q:	How can a shareholder communicate with the board of directors directly?

A:	Any shareholder or interested parties may communicate with the board of directors (or an individual director serving on the board of directors) by sending written communications, addressed to any director or to the board of directors as a group, in care of Integrys Energy Group’s Vice President, Chief Legal Officer and Secretary, Integrys Energy Group, Inc., 700 North Adams Street, Green Bay, Wisconsin 54301. The Vice President, Chief Legal Officer and Secretary will ensure that this communication (assuming it is properly marked to the board of directors or a specific director) is delivered to the board of directors or the specified director, as the case may be. However, commercial advertisements or other forms of solicitation will not be forwarded.

Q:	When are shareholder proposals due to be included in the proxy for the 2011 annual meeting?

A:	Shareholder proposals must be received in writing by December 3, 2010, to be included in next year’s proxy statement. Proposals should be submitted to Barth J. Wolf, Vice President, Chief Legal Officer and Secretary, Integrys Energy Group, Inc., 700 North Adams Street, Green Bay, Wisconsin 54301.

Q:	How can I help reduce costs for Integrys Energy Group?

A:	You can help Integrys Energy Group reduce costs by subscribing to electronic delivery of your annual report, proxy statement and other shareholder communications. If you subscribe to this free service, you will receive future copies of Integrys Energy Group’s annual reports, proxy statements and other shareholder communications over the Internet. You will receive the material quicker and reduce costs for Integrys Energy Group. Subscribers will receive an e-mail when the annual report, proxy statement and other material become available. This would be no later than the day Integrys Energy Group mails the paper documents. The e-mail will provide you with instructions on how to access the documents over the Internet.

Additionally, if you receive more than one proxy card, you can help reduce costs by consolidating your accounts. To receive only one proxy card in the future, please contact our transfer agent, American Stock Transfer & Trust Company, LLC, at (800) 236-1551 or www.amstock.com.

Q:	How can I subscribe to electronic delivery of annual reports and proxy statements?

A:	You can subscribe to electronic delivery of future annual reports, proxy statements and other shareholder communications over the Internet when you vote your proxy or by going directly to www.voteproxy.com. When you reach the Web page:

•	Click on “Account Access,”

•	Have the proxy card you received in hand and follow the instructions on the screen,

•	Click on “submit,”

•	Click on “Receive Company Mailings via E-mail,”

•	Provide your e-mail address, and

•	Click on “go.”

Q:	Where can I find voting results from the meeting?

A:	The annual meeting voting results will be published in a Form 8-K, available no later than May 19, 2010, on Integrys Energy Group’s Web site at www.integrysgroup.com/investor, and can be accessed by selecting “SEC Filings.”

Q:	May I review the presentation made at the meeting if I can’t attend?

A:	Yes. The speech from our Executive Chairman will be posted on Integrys Energy Group’s Web site at www.integrysgroup.com/investor, and can be accessed by selecting “Presentations.”

ELECTION OF DIRECTORS

Following the resignation of Larry L. Weyers from our board of directors on March 31, 2010, our board of directors is currently made up of 13 directors. As provided in our By-Laws, the directors are currently divided into Classes A, B and C. Based on the decision in 2008 to declassify our board of directors, our board of directors amended our By-Laws to declassify our board of directors. Pursuant to By-Law amendments adopted by our board of directors, starting at last year’s 2009 annual meeting, directors standing for election are elected to one-year terms instead of three-year terms. Therefore, the five Class C directors elected in 2009 and the four Class A directors last elected in 2007 are standing for election at this year’s annual meeting. The four Class B directors that were elected to three-year terms at the 2008 annual meetings will continue to serve as elected until the 2011 annual meeting. Starting with the 2011 annual meeting, our board of directors will be fully declassified, with all directors elected to one-year terms, and we will no longer have classes of directors with staggered terms.

Our board of directors has nominated Pastora San Juan Cafferty, Ellen Carnahan, Michael E. Lavin, and William F. Protz, Jr. for election at the annual meeting as Class A directors and Keith E. Bailey, Kathryn M. Hasselblad-Pascale, John W. Higgins, James L. Kemerling, and Charles A. Schrock for election at the annual meeting as Class C directors, all of which will serve one-year terms until the 2011 annual meeting.

The tables set forth on the following three pages set forth certain other information, as of March 18, 2010, about the board of director nominees for election as Class A and Class C directors at this year’s annual meeting and each Class B director whose term will continue after this year’s annual meeting. The role of an effective director inherently requires certain personal qualities, such as integrity, as well as the ability to comprehend, discuss and critically analyze materials and issues that are presented so that the director may exercise judgment and reach conclusions in fulfilling his or her duties and fiduciary obligations. We believe that the specific background of each director set forth in the information below, including each director’s past service with the company, evidences their ability to serve as a director of the company, and, accordingly, led to the conclusion that each of the directors should continue to serve as a director of the company.

The board of directors has no reason to believe that any of the Class A or the Class C nominees will be unable or unwilling to serve as a director if elected. If any nominee is unable or unwilling to serve, the shares represented by proxies solicited by the board of directors will be voted for the election of another person the board of directors may recommend.

The board of directors recommends a vote “FOR” the election to the board of directors for each of the Class A and Class C nominees listed on pages 7 and 8. Proxies solicited by the board of directors will be voted “FOR” the Class A and Class C nominees unless the shareholder has specified otherwise.

Class A directors standing for election this year are:

Class A Directors — Term Expiring in 2011

Name	Age	Nominee’s Qualifications	Years

Pastora San Juan Cafferty (1)	69	Director Integrys Energy Group, Inc. Professor emerita Professor University of Chicago	1988 – present* 2005 – present 1985 – 2005

Ellen Carnahan (2)	54

Director

Integrys Energy Group, Inc.

Managing Director

William Blair Capital Management LLC

(Venture capital fund management)

Managing Director

Seyen Capital Management LLC

(Venture capital fund management)

			2003 – present 1988 – 2009 2006 – 2008

Michael E. Lavin (3)	64	Director Integrys Energy Group, Inc. Midwest Area Managing Partner Audit Partner KPMG, LLP (Public accounting firm)	2003 – present* 1993 – 2002 1977 – 2002

William F. Protz, Jr.	65	Director Integrys Energy Group, Inc. Consultant President and Chief Executive Officer Santa’s Best LLP (Manufacturer of Christmas decorations and accessories)	2001 – present 2003 – 2006 1991 – 2003

*	Years of service includes years of service as a director of Peoples Energy Corporation prior to the merger with Integrys Energy Group in 2007.

(1)	Ms. Cafferty also currently serves on the board of directors for Waste Management, Inc. and Harris Financial Corp. and has also served on the board of directors for the following publicly-held company within the last five years: Kimberly-Clark Corporation.

(2)	Ms. Carnahan served on the board of directors of the following publicly-held companies for the time periods indicated: MatrixOne, Inc. (1997-2000) and NewsEdge Corporation (1990-2000).

(3)	Mr. Lavin also currently serves on the board of directors for Tellabs, Inc. and has also served on the board of directors for the following publicly-held company within the last five years: SPSS Inc.

Class C directors standing for election this year are:

Class C Directors — Term Expiring in 2011

Name	Age	Nominee’s Qualifications	Years

Keith E. Bailey (1)	67	Director Integrys Energy Group, Inc. Chief Executive Officer and Chairman President Chief Financial Officer The Williams Companies, Inc. (Energy company)	2005 – present* 1994 – 2002 1992 – 2001 1986 – 1992

Kathryn M. Hasselblad-Pascale	62	Director Integrys Energy Group, Inc. Managing Partner Hasselblad Machine Company, LLP (Manufacturer of automatic screw machine products)	1987 – present 1997 – present

John W. Higgins	63	Director Integrys Energy Group, Inc. Chairman and Chief Executive Officer Higgins Development Partners (Real estate development services)	2003 – present* 1980 – present

James L. Kemerling (2)	70

Director

Integrys Energy Group, Inc.

President and Chief Executive Officer

Riiser Oil Company, Inc.

(Distributor of petroleum products)

Chairman and Chief Executive Officer

Award Hardwood Floors, LLP

(Manufacturer of hardwood floors)

			1988 – present 1999 – present 2003 – 2006

Charles A. Schrock (3)	56

Director, President and Chief Executive Officer

Integrys Energy Group, Inc.

President and Chief Executive Officer

President

President and Chief Operating Officer – Generation

Wisconsin Public Service Corporation

Senior Vice President

WPS Resources Corporation

President

WPS Power Development, Inc.

Senior Vice President – Operations

Nuclear Management Company, LLC

			2009 – present 2008 – 2009 2007 – 2008 2004 – 2007 2003 – 2004 2001 – 2003 2000 – 2001

*	Years of service includes years of service as a director of Peoples Energy Corporation prior to the merger with Integrys Energy Group in 2007.

(1)	Mr. Bailey also currently serves on the board of directors for Apco Oil & Gas International Inc., MarkWest Energy Partners, L.P., and Cloud Peak Energy, LLC. At Cloud Peak Energy, LLC, he currently serves as Non-Executive Chairman of the Board.

(2)	Mr. Kemerling has also served on the board of directors for the following publicly-held company within the last five years: Badger Paper Mills, Inc.

(3)	Mr. Schrock was also appointed Chairman of the Board of Directors effective April 1, 2010.

Class B directors not standing for election this year are:

Class B Directors — Term Expiring in 2011

Name	Age	Nominee’s Qualifications	Years

Richard A. Bemis (1)	68	Director Integrys Energy Group, Inc. Co-Chairman of the Board President and Chief Executive Officer Bemis Manufacturing Company (Manufacturer of toilet seats and contract plastics)	1983 – present 2006 – present 1975 – 2006

William J. Brodsky	66	Director Integrys Energy Group, Inc. Chairman and Chief Executive Officer Chicago Board Options Exchange Chief Executive Officer Chicago Mercantile Exchange	1997 – present* 1997 – present 1985 – 1997

Albert J. Budney, Jr.	62

Director

Integrys Energy Group, Inc.

President

Niagra Mohawk Holdings, Inc.

(Holding company for electric and natural gas operations)

President

Niagra Mohawk Power Corporation

(Regulated electric and natural gas utility)

Managing Vice President, Power Services Group

UtiliCorp United, Inc.

(Holding company for electric and gas operations)

President

Missouri Public Service Company

(Regulated electric and natural gas utility)

			2002 – present 1999 – 2002 1995 – 1999 1994 – 1995 1993 – 1994

Robert C. Gallagher (2)	71

Director

Integrys Energy Group, Inc.

Chairman of the Board

President and Chief Executive Officer

President and Chief Operating Officer

Associated Banc-Corp

(Diversified multi-bank holding company)

Chairman and President

Associated Bank

			1992 – present 2003 – 2007 2000 – 2003 1998 – 2000 1987 – 1998

*	Years of service includes years of service as a director of Peoples Energy Corporation prior to the merger with Integrys Energy Group in 2007.

(1)	Mr. Bemis also currently serves on the board of directors for W.H. Brady Company.

(2)	Mr. Gallagher has also served on the board of directors for the following publicly-held company within the last five years: Associated Banc-Corp.

Director Independence

On February 11, 2010, the board of directors reviewed the business and other relationships of all directors of Integrys Energy Group. The board of directors affirmatively determined that all directors other than Larry L. Weyers and Charles A. Schrock are independent as defined in the New York Stock Exchange listing standards, meet the categorical independence standards adopted by the board of directors (set forth below) and have no other material relationships with Integrys Energy Group. In addition, Keith E. Bailey, John W. Higgins, Michael E. Lavin, and William F. Protz, Jr. meet additional independence standards for audit committee members.

In reaching its determination that all directors other than Larry L. Weyers and Charles A. Schrock are independent, the board of directors reviewed any transactions, relationships or arrangements that directors had with Integrys Energy Group during the last three years. Matters reviewed included the following types of transactions, relationships or arrangements:

•

William J. Brodsky, Pastora San Juan Cafferty, Kathryn M. Hasselblad-Pascale, John W. Higgins and James L. Kemerling are employed by entities that purchased energy-related services (electricity and natural gas) from affiliates of Integrys Energy Group. The amounts involved were determined to not be material enough to affect their independence.

•

James L. Kemerling is employed by an entity from which an affiliate of Integrys Energy Group has purchased gasoline, lubricating oils, and diesel fuel through a competitive bidding process for use in transportation fleets and electric generation units. The amount involved was determined to not be material enough to affect his independence.

•

Pastora San Juan Cafferty, Ellen Carnahan, Robert C. Gallagher and Kathryn M. Hasselblad-Pascale are affiliated with universities or other non-profit organizations to which affiliates of Integrys Energy Group have made charitable donations from time to time. The amounts were determined to not be material enough to affect their independence.

•

Keith E. Bailey serves as Non-Executive Chairman of an entity from which an affiliate of Integrys Energy Group has purchased significant amounts of coal through a competitive bidding process for use in electric generation units. Mr. Bailey is not an employee of the supplier and in his role as Non-Executive Chairman of the supplier, is not involved in the decision-making process with respect to coal supply bids. Mr. Bailey’s role as Non-Executive Chairman for this supplier was determined to not affect his independence based on the facts and circumstances noted above.

Categorical Independence Standards for Directors

A director who at all times during the previous three years has met all of the following categorical standards and has no other material relationships with Integrys Energy Group will be deemed to be independent:

1.	Integrys Energy Group has not employed the director, and has not employed (except in a non-executive officer capacity) any of his or her immediate family members. Employment as an interim Chairman or Chief Executive Officer does not disqualify a director from being considered independent following that employment.

2.	Neither the director, nor any of his or her immediate family members, has received more than $120,000 per year in direct compensation from Integrys Energy Group, other than director and committee fees, and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). Compensation received by a director for former service as an interim Chairman or Chief Executive Officer need not be considered in determining independence under this test. Compensation received by an immediate family member for service as a non-executive employee of Integrys Energy Group need not be considered in determining independence under this test.

3.	The director (i) is not a current partner or employee of Integrys Energy Group’s present internal or external auditor, (ii) was not within the last three years a partner or employee of Integrys Energy Group’s present internal or external auditor that personally worked on Integrys Energy Group’s audit within that time, (iii) does not have an immediate family member who is a current partner at Integrys Energy Group’s present internal or external auditor, (iv) does not have an immediate family member who is a current employee of the Company’s present internal or external auditor that personally works on Integrys Energy Group’s audit, and (v) does not have an immediate family member who was within the last three years a partner or employee of Integrys Energy Group’s present internal or external auditor that personally worked on Integrys Energy Group’s audit within that time.

4.	Neither the director, nor any of his or her immediate family members, has been part of an “interlocking directorate” in which any of Integrys Energy Group’s present executives serve on the compensation (or equivalent) committee of another company that employs the director or any of his or her immediate family members in an executive officer capacity.

5.	Neither the director, nor any of his or her immediate family members (except in a non-executive officer capacity), has been employed by a company that makes payments to, or receives payments from, Integrys Energy Group for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2 percent of such other company’s consolidated gross revenues.

6.	Neither the director, nor any of his or her immediate family members, has been an employee, officer or director of a foundation, university or other non-profit organization to which Integrys Energy Group gives directly, or indirectly through the provision of services, more than $1 million per annum or 2 percent of the total annual donations received (whichever is greater).

In addition to satisfying the criteria set forth above, directors who are members of Integrys Energy Group’s audit committee will not be considered independent for purposes of membership on the audit committee unless they satisfy the following additional criteria:

1.	A director who is a member of the audit committee may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board of directors committee, accept directly or indirectly any consulting, advisory, or other compensatory fee from Integrys Energy Group or any subsidiary thereof, provided that, unless the rules of the New York Stock Exchange provide otherwise, compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with Integrys Energy Group (provided that such compensation is not contingent in any way on continued service).

2.	A director, who is a member of the audit committee may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board of directors committee, be an affiliated person of Integrys Energy Group.

3.	If an audit committee member simultaneously serves on the audit committees of more than two other public companies, then the board of directors must determine that such simultaneous service would not impair the ability of such member to effectively serve on Integrys Energy Group’s audit committee. Integrys Energy Group shall disclose this determination in its proxy statement.

Related Person Transaction Policy

Our board of directors has adopted a written policy regarding related person transactions. Pursuant to this policy, all related person transactions are subject to approval or ratification. Each of our executive officers, directors or nominees for director is required to disclose to the governance committee certain information relating to related person transactions. Disclosure to the governance committee should occur on a timely basis after the executive officer, director or nominee for director becomes aware of the related person transaction, but in no case later than the time of the next circulation of an annual questionnaire requesting disclosure of any related person transactions that have occurred or are proposed to occur. The governance committee’s decision whether or not to approve or ratify a related person transaction is to be made in light of the governance committee’s determination that consummation of the transaction is not or was not contrary to our best interests.

With respect to related person transactions:

•

A “related person” means any person who is, or was at some time since the beginning of the last fiscal year, (a) an executive officer, director or nominee for election as a director, (b) a greater than 5 percent beneficial owner of our common stock, or (c) an immediate family member of the foregoing; and

•

A “related person transaction” means any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (a) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (b) we are a participant, and (c) any related person has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity).

Certain related person transactions are deemed pre-approved, including, among others, (a) any transaction with another company, or charitable contribution, grant or endowment to a charitable organization, foundation or university, at which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10 percent of that company’s shares, if the aggregate amount involved does not exceed the greater of $1 million or 2 percent of the company’s total annual revenues or the charitable organization’s total annual receipts, and (b) any public utility services transactions or transactions (i) where the rates or charges involved are determined by competitive bids or (ii) that are made in the ordinary course of business on terms no less favorable to the company than those generally available from an unaffiliated third-party under the same or similar circumstances.

Other Matters

As noted in the above table, one of our directors, Keith E. Bailey, previously served as Chairman and Chief Executive Officer for The Williams Companies, Inc. In addition to his role at The Williams Companies, Mr. Bailey also served as Chairman of a subsidiary named Williams Communication Group, Inc. until 2001. In 2002, after Mr. Bailey was no longer an executive officer, Williams Communication Group, Inc. filed for Chapter 11 bankruptcy.

APPROVAL OF PROPOSED

INTEGRYS ENERGY GROUP 2010

OMNIBUS INCENTIVE COMPENSATION PLAN

Our board of directors will adopt the Integrys Energy Group 2010 Omnibus Incentive Compensation Plan (the “2010 Plan”), subject to approval by our shareholders.

The actual number of authorized shares for use in future grants to be made under the 2010 Plan will equal the sum of (the “Authorized Shares”): (1) 3,000,000 shares of newly authorized shares of common stock, plus (2) the shares remaining available for grant under the Integrys Energy Group, Inc. 2007 Omnibus Incentive Compensation Plan (the “2007 Plan”) as of May 13, 2010, plus (3) the shares subject to awards outstanding under the 2007 Plan and the Integrys Energy Group, Inc. 2005 Omnibus Incentive Compensation Plan (the “2005 Plan”) as of May 13, 2010, but only to the extent that such outstanding awards are forfeited, expire, or otherwise terminate without the issuance of such shares of common stock. If the 2010 Plan is approved by shareholders, no further grants will be made under the 2007 Plan, although the 2007 Plan will continue to operate in accordance with its terms with respect to grants previously made.

We are also seeking approval of the 2010 Plan to satisfy requirements of tax law necessary to preserve Integrys Energy Group’s ability to claim tax deductions for compensation to certain executive officers that may exceed $1 million as a result of awards provided by the 2010 Plan that otherwise satisfy the requirements of Internal Revenue Code Section 162(m). Internal Revenue Code Section 162(m) limits the tax deduction for compensation in excess of $1 million in a given year paid to the Chief Executive Officer and the three additional most highly compensated executive officers other than the Chief Financial Officer (each, a “Covered Executive”). “Performance-based” compensation meeting certain requirements is not counted against the $1 million limit and remains fully deductible for tax purposes. Shareholder approval of the general business criteria of the 2010 Plan and the maximum amounts that may be awarded under the 2010 Plan, even without shareholder approval of specific targeted levels of performance, will qualify otherwise compliant incentive awards under the 2010 Plan as performance-based compensation and is expected to allow full tax deductibility of the performance-based awards for the next five years.

Plan Description

The 2010 Plan provides both short-term (annual) and long-term incentive awards for eligible employees and directors. Annual incentive awards are paid in cash and take the form of annual performance rights. Long-term incentive awards are stock-based, and may take the form of performance stock rights (“Performance Shares”), stock options (“Options”), stock appreciation rights (“SARs”), or other stock-based awards, such as restricted stock (“Other Stock Awards”). Performance Shares, Options, SARs, and Other Stock Awards are sometimes collectively referred to as “Plan Awards.” Final Awards are defined as awards ultimately issued pursuant to an annual performance right or a performance stock right. With respect to the total Authorized Shares under the 2010 Plan, no more than the sum of the following amounts may be used for grants other than as Options or SARs: (1) 900,000 shares, plus (2) the shares remaining for grant other than as Options or SARs under the 2007 Plan as of May 13, 2010 (approximately 700,000 shares as of March 1, 2010), plus (3) any outstanding full value-awards granted under the 2007 Plan and the 2005 Plan that are forfeited, unearned or expire without being earned.

Material Terms of the 2010 Omnibus Incentive Compensation Plan

The following summary description of the 2010 Plan is subject in all respects to the full text of the 2010 Plan. A copy of the 2010 Plan will be furnished without charge to any person entitled to receive a copy of the Integrys Energy Group Form 10-K upon written request to Integrys Energy Group, Attention: Barth J. Wolf, Vice President, Secretary and Chief Legal Officer, 700 North Adams Street, Green Bay, Wisconsin 54301.

Purpose:

Participants in the 2010 Plan include directors, executive officers, and certain other employees (each, a “Participant” and collectively, “Participants”). As of March 1, 2010, there were 12 non-management directors, 11 executive officers and approximately 350 other employees eligible for participation under the 2010 Plan. The 2010 Plan is designed to:

•	Attract and retain Participants of outstanding experience and ability;

•	Motivate executive officers and other eligible employees by means of performance-related incentives to achieve performance goals; and

•	Enable Participants to share in the growth and financial success of Integrys Energy Group.

Stock Subject to the 2010 Plan:

The actual number of Authorized Shares will equal the sum of (1) 3,000,000 shares of newly authorized shares of common stock, plus (2) the shares remaining available for grant under the 2007 Plan as of May 13, 2010 (approximately 700,000 shares as of March 1, 2010), plus (3) the shares subject to awards outstanding under the 2007 Plan and the 2005 Plan as of May 13, 2010 (as of March 1, 2010, there are approximately 1,400,000 shares subject to outstanding stock options and 850,000 shares subject to outstanding awards of restricted stock, restricted stock units and performance stock rights), but only to the extent that such outstanding awards are forfeited, expire, or otherwise terminate without the issuance of such shares of common stock. The number of Authorized Shares is subject to adjustment for stock splits, stock dividends, and certain other transactions or events affecting Integrys Energy Group common stock.

During any calendar year in which any part of the 2010 Plan is in effect, a maximum of 1,000,000 shares of Integrys Energy Group’s common stock may be subject to Options or SARs that may be granted to an individual, who on the last day of a taxable year, is a Covered Executive and a maximum of 250,000 shares of Integrys Energy Group common stock may be granted as Final Awards in any calendar year pursuant to performance stock rights (as described below) or other performance-based awards to any Covered Executive. In each case the maximum number is subject to adjustment for stock splits, stock dividends, and certain other transactions or events.

Administrator:

The Compensation Committee of the Integrys Energy Group board of directors or any other committee which the board may appoint, which in either case consists of not less than two members of the board each of whom meets the “outside” director requirements of Section 162(m) of the Internal Revenue Code (the “Code”), the New York Stock Exchange independence requirements, and the “non-employee director” requirements of Rule 16b-3(b)(3) under the Securities Exchange Act of 1934 (the “Exchange Act”) (either referred to as the “Committee”) will administer the 2010 Plan with respect to Plan Awards made to all Participants. The 2010 Plan authorizes the Committee to establish rules and regulations as it may deem appropriate for the proper administration of the 2010 Plan, and to make determinations under and interpretations of the 2010 Plan and to take other steps in connection with the 2010 Plan and Plan Awards as it may deem necessary or advisable, in each case in its sole discretion.

The board may also exercise any authority granted to the Committee except to the extent that the grant or exercise of authority by the board would cause any award that is intended to be a qualified performance-based award to cease to qualify for exemption under Section 162(m) of the Code. Also, the Committee may delegate any or all of its powers and duties under the 2010 Plan, including its authority to make awards under the 2010 Plan or to grant waivers of 2010 Plan conditions, to one or more other persons or committees as it shall appoint provided the Committee may not delegate its authority to act on matters affecting any Participant who is subject to the reporting requirements of Section 16(a) of the Exchange Act, or the liability provisions of Section 16(b) of the Exchange Act.

Annual Performance Rights and Final Awards:

The Committee may from time to time grant or authorize the granting of Annual Performance Rights under the 2010 Plan to such Participants of Integrys Energy Group or any of its subsidiaries, or of any joint venture in which Integrys Energy Group or any of its subsidiaries has a substantial equity interest as the Committee may select. An Annual Performance Right is the right to receive up to the amount described in a Participant’s award agreement, taking into account the Target Award and the Performance Formula, upon the attainment of one or more specified Performance Goals, subject to the terms and conditions of the award agreement and the 2010 Plan. The Target Award is the amount of compensation or the number of shares of Integrys Energy Group common stock to be earned by a Participant if all the Performance Goals are achieved at the specified level. With respect to an Annual Performance Right that is intended to constitute performance-based compensation for purposes of Internal Revenue Code Section 162(m), the Performance Goals for a Participant who is a Covered Executive will be a performance measure that is based upon one or more of the following business criteria which the Committee establishes with respect to Integrys Energy Group and/or any of its subsidiaries or a division, business unit or component of Integrys Energy Group or a subsidiary: asset charge, asset turnover, capital employed in the business, capital spending, cash flow (including operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment), cost structure improvements, complexity reductions, customer loyalty, customer value, diversity, debt (or the ratio of debt to equity or to another financial measure that appears on our financial statements or is derived from one or more amounts that appear on our financial statements), dividend payouts, earnings (before or after one or more of interest, taxes, depreciation, amortization or extraordinary items), earnings growth, earnings per share, economic value-added (or other measure of productivity that considers the cost of capital employed), environmental health or performance, expense targets or reductions, gross profit, increase in customer base, market efficiency, energy price weighted availability of generation facilities, market share, net cash balance, net earnings or net income (whether before or after tax, and including variations of net income, such as net income for continuing operations), net income margin, net operating cash flow, occupational health reportable incidents, margins (including operating profit margin), operations and maintenance reduction, electric and/or natural gas utility rate levels, productivity, response time, profits before tax, quality/customer satisfaction, realized return (including return on assets, return on capital, return on equity, return on invested capital, return on net operating assets, return on revenue, return on sales or return on another financial measure that appears in our financial statements or is derived from one or more amounts that appear in our financial statements), sales or revenue growth, safety, employee wellness, sales margin, sales volume, stock price, system reliability, total shareholder return, variable margin, workers’ compensation costs, value at risk, level of parental guarantees, and working capital (including accounts receivable, inventories, accounts payable or other components of working capital). In any other case, the Performance goals may be based on one or more of the business criteria described above or any other criteria based on individual, business unit, subsidiaries, group or our performance selected by the Committee. A Performance Formula is applied to the Performance Goals in determining the percentage of the Target Award earned by the Participant with respect to a Plan Award.

A Final Award of $5 million is the maximum amount that may be granted to a Covered Executive with respect to one or more Annual Performance Rights during any calendar year during any part of which the 2010 Plan is in effect.

Prior to the grant of any Annual Performance Right, the Committee will determine the terms of the Annual Performance Right including:

•	The Target Award,

•	One or more Performance Goals to measure performance,

•	The Performance Formula to apply against the Performance Goals in determining the amount of compensation earned under the Performance Right as a percentage of the Target Award, and

•	The Performance Period (the period for which performance with respect to one or more Performance Goals is to be measured).

The Committee may establish a minimum threshold objective for any Performance Goal, which if not met, would result in no Final Award being made to any Participant with respect to the Performance Goal. During and after the Performance Period but prior to determination of the Final Award, the Committee may adjust the Performance Goals, Performance Formula and Target Award and otherwise modify the terms of an Annual Performance Right but if the Committee acts, more than 90 days after the beginning of the Performance Period, to adjust or modify the terms of an Annual Performance Right granted to a Participant who is a Covered Executive for purposes of Internal Revenue Code Section 162(m), the Annual Performance Right will not constitute performance-based compensation for purposes of Internal Revenue Code Section 162(m). Each Annual Performance Right will be evidenced by an award agreement that is consistent with the terms and conditions approved by the Committee.

As soon as practicable, following the completion of the Performance Period relating to any Annual Performance Right, the Committee will determine the extent to which the Participant achieved the Performance Goals and the amount of compensation to be awarded as a Final Award. The Committee may in its sole discretion reduce the amount of any Final Award or increase the amount of any Final Award awarded to any Participant, but if the Committee acts to increase the amount of the Final Award awarded to a Participant who is a Covered Executive for purposes of Internal Revenue Code Section 162(m), the Final Award will not constitute performance-based compensation for purposes on Internal Revenue Code Section 162(m). Any determination shall take into account:

•	The extent to which the Performance Goals were, in the Committee’s sole opinion, achieved;

•	Individual performance by the Participant during the performance period; and

•	Such other factors as the Committee may deem relevant, including changes in circumstances or unforeseen events.

The Final Award will be payable to the Participant in cash unless the Participant has elected to defer its payment pursuant to the Integrys Energy Group Deferred Compensation Plan.

Performance Stock Rights and Final Awards:

The Committee may from time to time grant or authorize the granting of Performance Stock Rights to such Participants as the Committee may select and for such number of shares of Integrys Energy Group common stock as it may designate subject to the limitations specified in the 2010 Plan. A Performance Stock Right is the right to receive, without payment to Integrys Energy Group, up to the number of shares of Integrys Energy Group common stock described in the Participant’s award agreement, taking into account the Target Award and the Performance Formula upon the attainment of one or more Performance Goals, subject to the terms of the award agreement and the 2010 Plan. With respect to a Performance Stock Right that is intended to constitute performance-based compensation for purposes of Internal Revenue Code Section 162(m), the Performance Goals for a Participant who is a Covered Executive will be a performance measure that is based upon one or more of the business criteria described above in connection with Annual Performance Rights.

Prior to the grant of any Performance Stock Right, the Committee will determine the terms of the Performance Stock Right, including the Target Award, Performance Goal, Performance Formula and Performance Period. The Committee at any time prior to granting the Final Award will also determine the period of time, if any, during which the disposition of shares of Integrys Energy Group common stock issuable under the Performance Stock Rights will be restricted. The Committee may also determine that any Participant is eligible to receive Dividend Equivalents, i.e., cash or other credit in the same amount as he or she would have received as cash dividends during the Performance Period if the Participant had owned the number of shares of Integrys Energy Group common stock equal to the Target Award. If the Committee determines that a Participant shall receive Dividend Equivalents, any Dividend Equivalent amount of credit will be deferred until the date on which a Final Award is determined, and will be paid only to the extent that the common stock on which the Dividend Equivalent is based is paid out in accordance with a Final Award upon satisfaction of the Performance Goals. Final Awards are made in the manner previously described with respect to Annual Performance Rights but are payable in shares of Integrys Energy Group common stock unless the Participant has elected to defer payment pursuant to the Integrys Energy Group Deferred Compensation Plan.

Options:

The Committee may from time to time authorize the granting of Options to such Participants as the Committee may select. Each Option will be a nonqualified stock option unless the Committee at the time of grant designates the Option as an “incentive stock option” (“ISO”) as such term is defined in Section 422 of the Internal Revenue Code.

Option Price:

The Committee will determine the per share option price which will be not less than the closing market price of Integrys Energy Group common stock on the date of the grant of the Option.

Option Period:

The Committee will determine the term of each Option. The term of an Option, however, may not exceed a period of 10 years from the date of its grant.

Exercise of Option:

Unless the Committee shall provide otherwise, the Participant may make any payment for shares of Integrys Energy Group common stock purchased upon exercise of an Option granted under the 2010 Plan in cash, by delivery of shares of Integrys Energy Group common stock which are beneficially owned by the Participant or by a combination of cash and stock, at the election of the Participant. To the extent necessary to avoid adverse accounting implications, the Committee may require that any shares of stock tendered by the Participant as payment for shares of Integrys Energy Group common stock purchased upon exercise of an Option have been beneficially owned by the Participant for a period of not less than six months prior to the date of exercise. The Committee may also permit payment through a cashless exercise if the Committee determines that the particular form of cashless exercise will not result in adverse accounting implications.

ISO’s Option Period Maximum Value:

Options, which are ISOs, may be exercised no later than three months after termination of employment. The aggregate fair market value of the stock for which an ISO is exercisable for the first time by a Participant during any calendar year under the 2010 Plan or any other plan of Integrys Energy Group or any subsidiary may not exceed $100,000. To the extent the fair market value of the shares of Integrys Energy Group common stock attributable to ISOs first exercisable in any calendar year exceeds $100,000, the excess portion of the ISO will be treated as a nonqualified option.

SARs:

Integrys Energy Group may grant SARs in tandem with Options or separate from any Option granted under the 2010 Plan. SARs entitle the Participant to receive an amount equal to the excess of the closing market price of one share of Integrys Energy Group’s common stock on the date of exercise over the per share grant or option price multiplied by the number of shares in respect of which the Participant exercises the SARs. If the Committee grants SARs independent of an Option, the grant price of the SARs will be no less than the closing market price of a share of Integrys Energy Group’s common stock on the date of grant multiplied by the number of shares subject to the SARs. Upon exercise of SARs, Integrys Energy Group generally will pay the Participant in Integrys Energy Group common stock, although the 2010 Plan permits Integrys Energy Group to pay the Participant in cash, Integrys Energy Group common stock or a combination of stock and cash.

In the case of a SAR issued in tandem with an Option, the total number of shares of Integrys Energy Group’s common stock that a Participant may receive upon exercise of a SAR for stock may not exceed the total number of shares subject to the related Option or portion of Option. The total amounts of cash that a Participant may receive upon exercise of a SAR for cash (where an exercise for cash is permitted) may not exceed the closing market price on the date of exercise of the total number of shares subject to the related Option or portion of Option.

With respect to Options issued in tandem with SARs, the right of a Participant to exercise the SAR will be cancelled if and to the extent the Participant exercises the related Option, and the right of a Participant to exercise an Option will be cancelled if and to the extent the Participant exercises the related SAR.

Stock and Other Stock-Based Awards:

The Committee may from time-to-time grant to such Participants as the Committee may select other stock-based awards which may include awards of restricted stock, “stock units,” phantom stock and options containing terms differing from options otherwise granted pursuant to the 2010 Plan. The Committee has authority to determine all terms and conditions of the other stock-based awards including whether the awards will be payable in cash, stock or otherwise.

Cash Awards to Participants of Foreign Subsidiaries, Branches or Joint Ventures:

The Committee may provide for special terms, including cash payments and other substitutes for the previously described awards under the 2010 Plan for Participants who are foreign nationals or who are employed outside the United States of America to accommodate differences in local law, tax policy or custom.

Conditions to Payment of 2010 Plan Awards:

If a 2010 Plan Participant’s employment terminates for any reason other than death, while any award to the Participant under the Plan is outstanding and the Participant has not received the compensation or stock covered by the award or the full benefit of the award, the Participant, if otherwise entitled thereto, will receive the remaining stock, compensation or benefit only if the Participant continues to make himself or herself available upon request at reasonable times and on a reasonable basis to consult with, supply information to, and otherwise cooperate with Integrys Energy Group or any of its subsidiaries with respect to any matter previously handled by him or her or under his or her supervision and the Participant refrains from engaging in any activity that is directly or indirectly in competition with any activity of Integrys Energy Group or any of its subsidiaries. The Committee may waive any forfeiture of 2010 Plan awards if it determines that there has not been and will not be any substantial adverse effect on Integrys Energy Group or any of its subsidiaries.

All rights of a Participant under any award granted under the 2010 Plan will cease as of the date the Committee determines that the Participant at any time acted in a manner inimical to Integrys Energy Group or any of its subsidiaries.

The Participant will make arrangements acceptable to the Committee for the deposit or withholding of any taxes and other required federal, state or local withholdings prior to distribution of cash, stock or other stock-based awards to any Participant.

Transferability of Awards, Options and SARs:

No Annual Performance Right or Performance Stock Right, or until the expiration of any restriction period, no shares of Integrys Energy Group’s common stock covered by any Final Award may be transferred, pledged, assigned or otherwise disposed of by a Participant except as permitted by the 2010 Plan, without the consent of the Committee, other than by will or the laws of descent and distribution. The Committee may permit the use of stock included in any Final Award as partial or full payment upon exercise of any Option granted by Integrys Energy Group prior to the expiration of any restriction period relating to the Final Award.

Unless the Committee determines otherwise under the 2010 Plan, no Option or SAR or other stock-based award granted under the 2010 Plan may be transferred by a Participant other than by will or the laws of descent and distribution, and during the lifetime of a Participant any Option or SAR or other stock-based award granted under the 2010 Plan to a Participant shall be exercisable only by the Participant or his or her guardian or legal representative.

In no event may an Award, Option, SAR or other stock-based award be transferable for value or consideration.

A Participant may file with Integrys Energy Group a written designation of a beneficiary or beneficiaries under the 2010 Plan subject to any limitations the Committee may from time to time prescribe.

Change in Control:

Unless the Committee determines otherwise, in the event of a Change in Control, the successor or purchaser in the Change in Control transaction may assume a Plan Award or provide a substitute award with similar terms and conditions, and preserving the same benefits, as the Plan Award it is replacing. In such event, if the Participant is involuntarily terminated from employment for any reason other than cause, as defined in the 2010 Plan (or, in the case of a Participant who has in effect an employment, retention, change in control, severance or similar agreement that provides for “good reason” termination and the Participant, in accordance with such agreement, terminates employment or service for “good reason”) within two years following the date of the Change in Control, then:

•	Any awards of Options or SARs outstanding under the 2010 Plan that are not vested will become fully vested and exercisable;

•

Any other awards outstanding under the 2010 Plan that are not vested will become fully vested if vesting is based solely upon length of employment or in any other case will become fully vested at the Target Level (or if greater, the then projected Final Award) prorated for the portion of the Performance Period then elapsed, any restrictions or other conditions applicable to outstanding 2010 Plan awards will then lapse, and any of those awards will immediately be paid to the Participant.

If the successor or purchaser in the Change in Control transaction does not assume the Plan Awards or issue replacement awards that are effective upon the Change in Control, then immediately prior to the Change in Control:

•

Any awards of Options or SARs outstanding under the 2010 Plan that are not vested will become fully vested and exercisable, or if so determined by the Committee, shall be cancelled on the date of the Change in Control in exchange for a cash payment equal to the excess of the Change in Control price of the Stock covered by the Option or Stock Appreciation Right that is so cancelled over the purchase or grant price under the Plan Award;

•

Any other awards outstanding under the 2010 Plan that are not vested will become fully vested if vesting is based solely upon length of employment or in any other case will become fully vested at the Target Level (or if greater, the then projected Final Award) prorated for the portion of the Performance Period then elapsed, any restrictions or other conditions applicable to outstanding 2010 Plan awards will then lapse, and any of those awards will immediately be paid to the Participant.

Except as otherwise required to comply with Internal Revenue Code Section 409A, Change of Control means the occurrence of any one of the following:

•

Any person (other than an employee benefit plan of Integrys Energy Group or of any subsidiary of Integrys Energy Group and fiduciaries and certain other parties related to any of these plans) becomes the beneficial owner of securities of Integrys Energy Group representing at least 30 percent of the combined voting power of Integrys Energy Group then outstanding securities;

•

One-half or more of the members of Integrys Energy Group’s board of directors ceases to be a “Continuing Director,” i.e., (i) an individual who was a member of the board on the day following the effective date of the 2010 Plan, (ii) a successor to a Continuing Director who is recommended to succeed a Continuing Director by a majority of the Continuing Directors then on Integrys Energy Group’s board of directors, or (iii) additional directors elected or recommended for membership by a majority of the Continuing Directors then on the board of directors;

•

Completion of any merger, consolidation or reorganization of Integrys Energy Group with any other corporation as a result of which less than 50 percent of the outstanding voting securities of the surviving or resulting entity are owned by the former shareholders of Integrys Energy Group other than a shareholder who is an affiliate or associate of any party to such consolidation or merger;

•

Completion of any merger of Integrys Energy Group or share exchange involving Integrys Energy Group in which Integrys Energy Group is not the continuing or surviving corporation other than a merger of Integrys Energy Group in which each of the holders of Integrys Energy Group common stock immediately prior to the merger have the same proportional ownership of common stock of the surviving corporation immediately after the merger;

•

Completion of any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Integrys Energy Group to a person other than a wholly owned subsidiary of Integrys Energy Group; or

•	Approval by the shareholders of Integrys Energy Group of any plan or proposal for the liquidation or dissolution of Integrys Energy Group.

Amendment and Termination:

The board of directors of Integrys Energy Group may, from time to time, amend or modify the 2010 Plan or any outstanding award under the 2010 Plan as necessary or desirable to implement Plan Awards or may terminate the 2010 Plan or any provision of the 2010 Plan. No such action of the board, however, without the approval of the shareholders of Integrys Energy Group, may:

•

Increase the total number of shares of Integrys Energy Group common stock with respect to which awards may be granted under the 2010 Plan or increase certain individual limits specified in the 2010 Plan;

•	Extend the terms of the 2010 Plan beyond May 12, 2020;

•

Permit Integrys Energy Group to “reprice” an outstanding Option or SAR to provide for a grant price that is less than the closing market price of a share of common stock on the date on which the Option or SAR was originally granted, cancel an Option or SAR and replace the cancelled Option or SAR with an Option or SAR having an exercise price or base price less that that of the cancelled Option or SAR, or make a cash payment in exchange for an Option or SAR if the closing market price of Integrys Energy Group common stock on the date of the proposed cash payment is less than the Option exercise price or SAR base price.

Accounting Treatment of Options

In accordance with FASB ASC Topic 718 – Stock Compensation, or any successor thereto, Integrys Energy Group will recognize expense in connection with stock options and other share-based payments under the 2010 Plan.

Federal Income Tax Consequences

The federal income tax consequences described in this section are based on laws and regulations in effect on the date of this proxy statement and future changes in those laws and regulations may affect the tax consequences described below. No discussion of state income tax treatment has been included.

Nonqualified Stock Options:

Options granted under the 2010 Plan which do not qualify as ISOs will, in general, be subject to the following federal income tax treatment:

•	The grant of a nonqualified option does not give rise to any income tax consequences to either Integrys Energy Group or the Participant.

•

The exercise of a nonqualified option generally results in ordinary taxable income to the Participant in the amount equal to the excess of the fair market value of the shares at the time of exercise over the option price. A deduction from taxable income is allowed to Integrys Energy Group in an amount equal to the amount of ordinary income recognized by the Participant.

•

Upon a subsequent taxable disposition of shares, a Participant recognizes short-term or long-term capital gain (or loss) depending on the holding period, equal to the difference between the amount received and the tax basis of the shares, usually the fair market value at the time of exercise, net of any transaction costs.

Incentive Stock Options:

Options granted under the Plan which constitute ISOs will, in general, be subject to the following federal income tax treatment:

•	The grant of an ISO does not give rise to any income tax consequences to either Integrys Energy Group or the Participant.

•	No deduction is allowed to Integrys Energy Group on a Participant’s exercise of an ISO.

•

A Participant’s exercise of an ISO does not result in ordinary income to the Participant for regular tax purposes, but may result in the imposition of or an increase in alternative minimum tax. If shares acquired upon exercise of an ISO are not disposed of within the same taxable year of the ISO exercise, the excess of the fair market value of the shares at the time the ISO is exercised over the option price is included in the Participant’s computation of alternative minimum taxable income in the year of exercise.

•

If shares acquired upon the exercise of an ISO are disposed of within two years of the date of the option grant, or within one year of the date of the option exercise, the Participant recognizes ordinary taxable income at the time of the disposition to the extent that the fair market value of the shares at the time of exercise exceeds the option price, but not in an amount greater than the excess, if any, of the amount realized on the disposition over the option price. The Participant recognizes capital gain (long-term or short-term depending upon the holding period) at the time of such a disposition to the extent that the amount of proceeds from the sale exceeds the fair market value at the time of the exercise of the ISO. The Participant recognizes capital loss (long-term or short-term depending upon the holding period)

at the time of such a disposition to the extent that the fair market value at the time of the exercise of the ISO exceeds the amount of proceeds from the sale. Integrys Energy Group is entitled to a deduction in the taxable year in which the disposition is made in an amount equal to the amount of ordinary income recognized by the Participant.

•

If shares acquired upon the exercise of an ISO are disposed of after the later of two years from the date of the option grant or one year from the date of the option exercise in a taxable transaction, the Participant recognizes a long-term capital gain or loss at the time of the disposition in an amount equal to the difference between the amount realized by the Participant on the disposition and the Participant’s basis in the shares. Integrys Energy Group will not be entitled to any income tax deduction with respect to the ISO.

Stock Appreciation Rights:

Any SAR granted under the 2010 Plan, will in general, be subject to the following federal income tax treatment:

•	The grant of a SAR does not give rise to any income tax consequences to either Integrys Energy Group or the Participant.

•

Upon the exercise of a SAR, the Participant recognizes ordinary income equal to the amount of any cash plus the fair market value of any shares of common stock received. Integrys Energy Group is generally allowed a deduction in an amount equal to the income recognized by the Participant.

Annual Performance Rights and Performance Stock Rights:

Any Annual Performance Right or Performance Stock Right granted under the 2010 Plan will, in general, be subject to the following federal income tax treatment:

•	The grant of an Annual Performance Right or Performance Stock Right does not give rise to any tax consequences to either Integrys Energy Group or the Participant.

•

Upon payment of cash pursuant to an Annual Performance Right, the Participant recognizes ordinary income equal to the amount of the payment and Integrys Energy Group is generally allowed a deduction in an equal amount.

•

Upon the issuance of Integrys Energy Group’s common stock pursuant to a Performance Stock Right, generally the Participant recognizes ordinary income equal to the fair market value of the shares received, or if received subject to certain restrictions, the fair market value of the shares when no longer restricted. The Participant recognizes ordinary income on the receipt of Dividend Equivalents.

•	A deduction from taxable income is allowed to Integrys Energy Group in an amount equal to the amount of ordinary income recognized by the Participant with respect to the Performance Stock Right.

Internal Revenue Code Sections 162(m) and 280G:

Section 162(m) of the Internal Revenue Code limits Integrys Energy Group income tax deduction for compensation paid in any taxable year to certain executive officers to $1 million per individual. Amounts in excess of $1 million are not deductible unless one of several exceptions apply. The Committee intends to grant awards under the 2010 Plan that are designed, in most cases and with the specific exception of Other Stock Rights (such as restricted stock) that are subject to time-based vesting, to qualify for one such exception, the performance- based compensation exception. Grants of Options and SARs as well as Annual Performance Rights and Performance Stock Rights can be structured so as to qualify for this exception. Integrys Energy Group does not anticipate that Section 162(m) will have a material impact on its ability to deduct compensation payable under the

2010 Plan, but the Committee specifically reserves the right to make awards that are not intended to comply with Section 162(m). Section 280G of the Internal Revenue Code limits Integrys Energy Group income tax deduction in the event there is a change in control of Integrys Energy Group. Accordingly, all or some of the amount which would otherwise be deductible may not be deductible with respect to those Annual Performance Rights, Performance Stock Rights, Options and SARs that become vested or payable in connection with a change in control of Integrys Energy Group.

Other Disclosures

Market Price of Common Stock:

The closing price of a share of Integrys Energy Group common stock on the New York Stock Exchange on March 1, 2010 was $44.83.

New Plan Benefits:

The number and amount of awards under the 2010 Plan has yet to be determined. The Committee, pursuant to the terms of the 2010 Plan, will determine the number and nature of the 2010 Plan awards. In February, 2010, 358 Participants received grants under the 2007 Plan. See “Grants of Plan-Based Awards Table for 2009” for information relating to the Performance Shares, Options and Other Stock Awards (specifically, restricted stock) granted to Integrys Energy Group’s Chief Executive Officer, Chief Financial Officer and its three most highly compensated executive officers.

Required Vote:

The affirmative vote of a majority of the votes cast on the proposal by the holders of Integrys Energy Group common stock is required for approval and ratification of the 2010 Plan, provided that a majority of the outstanding shares of Integrys Energy Group common stock are voted on the proposal. Any shares not voted (whether by abstention, broker non-vote or otherwise) may prevent the proviso from being satisfied, but if the proviso is satisfied, will have no impact on the vote.

The board of directors recommends a vote “FOR” the approval of the Integrys Energy Group 2010 Omnibus Incentive Compensation Plan. Proxies solicited by the board of directors will be voted “FOR” approval of the proposed 2010 Omnibus Incentive Compensation Plan unless the shareholder has specified otherwise.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee selected Deloitte & Touche LLP, independent registered public accounting firm, to audit the consolidated financial statements of Integrys Energy Group and its subsidiaries for the year ending December 31, 2010, as well as its internal control over financial reporting as of December 31, 2010, and requests that the shareholders ratify such selection. If shareholders do not ratify the selection of Deloitte & Touche LLP, the audit committee will reconsider the selection.

Audit services provided by Deloitte & Touche LLP in 2009 included the audit of the consolidated financial statements of Integrys Energy Group and its subsidiaries, reviews of interim condensed consolidated financial statements, audit of Integrys Energy Group’s internal control over financial reporting as of December 31, 2009, and consultations on matters related to accounting and financial reporting.

Deloitte & Touche LLP also provided certain audit related and non-audit services to Integrys Energy Group and its subsidiaries during 2009, which were reviewed by the audit committee and are more fully described later in this proxy statement.

Representatives of Deloitte & Touche LLP are expected to attend the annual meeting where they will be available to respond to questions and, if they desire, to make a statement.

Assuming a quorum is present at the annual meeting, to ratify the audit committee’s selection of Deloitte & Touche LLP as the independent registered public accounting firm for 2010, the number of votes cast in favor of ratification must exceed the number of votes cast in opposition to it. Abstentions and broker non-votes will be counted as present in determining whether there is a quorum; however, they will not constitute a vote “for” or “against” ratification, and will be disregarded in the calculation of “votes cast.” A broker non-vote occurs when a broker submits a proxy card with respect to shares that the broker holds on behalf of another person, but declines to vote on a particular matter, either because the broker elects not to exercise its discretionary authority to vote on the matter or does not have authority to vote on the matter.

The board of directors recommends a vote “FOR” the ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm for Integrys Energy Group and its subsidiaries for 2010. Proxies solicited by the board of directors will be voted “FOR” ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm for Integrys Energy Group and its subsidiaries for 2010 unless the shareholder has specified otherwise.

BOARD COMMITTEES

Leadership Structure

Our board of directors is led by a Chairman, while our management team is led by a Chief Executive Officer (CEO), both positions being elected by our board of directors. Our By-Laws and Corporate Governance Guidelines provide our board of directors with the discretion to determine whether to combine or separate the positions of Chairman and CEO. Pursuant to our By-Laws, if there is a separate Chairman, that person can be either an Executive Chairman who is employed as an executive officer of the company or can be a Non-Executive Chairman who is a non-employee director. Over time, our board of directors has chosen to combine and separate the Chairman and CEO roles at different points in time, based on the circumstances at that point in time. Over the last three years, our board of directors has appointed both a combined Chairman and CEO and has separated the Chairman and CEO roles, first utilizing a Non-Executive Chairman, and then, most recently, utilizing an Executive Chairman.

Our board of directors currently believes it is in the best interests of the company to combine the positions of Chairman and CEO because this provides the company with unified leadership and direction. In addition, our current Chairman and CEO, Charles A. Schrock, has an in-depth knowledge of our business that enables him to effectively set appropriate board agendas and ensure appropriate processes and relationships are established with both management and the board of directors, as our board works together to oversee our management and affairs.

Because our Chairman is not an independent director, our independent directors believe it is appropriate to appoint an independent director as a Lead Independent Director. Pursuant to our current Corporate Governance Guidelines, if appointed, the Lead Independent Director serves a one-year term and may not serve more than three consecutive terms. Our Lead Independent Director works with our Chairman and CEO and other board members to provide strong, independent oversight of our management and affairs. Among other things, our Lead Independent Director serves as the principal liaison between the Chairman and our independent directors and chairs executive sessions that consist of only our independent directors. A more detailed description of the roles and responsibilities of our Chairman and of the Lead Independent Director is set forth in our Corporate Governance Guidelines available on our Web site at www.integrysgroup.com/investor, and can be accessed by selecting “Corporate Governance.”

Robert C. Gallagher is currently serving in the role of Lead Independent Director. Our independent directors have selected James L. Kemerling to be our Lead Independent Director when Mr. Gallagher’s term as Lead Independent Director expires at our annual meeting scheduled for May 13, 2010.

Risk Oversight Role

Risk oversight is an important function of our board of directors. Our board of directors oversees an enterprise-wide approach to risk management that our management team has designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance, minimize our overall risk profile, and enhance shareholder value. Our board of directors recognizes that a fundamental part of risk oversight is not only understanding the risks we face and what steps our management team is taking to manage those risks, but also conferring with management as to what level of risk is appropriate for our businesses. The involvement of our full board of directors in setting our business strategy is a key part of assessing what constitutes an appropriate level of risk for our businesses. Selected members of our full board of directors also participate in our annual enterprise risk management assessment, which is facilitated by our management team. In this process, risk is assessed throughout our businesses. Our management team assesses and prioritizes the risks identified during our annual assessment process and these risks are then factored into our overall strategic business planning process that is reviewed with our board of directors.

While our board of directors has overall responsibility for risk oversight, the board has delegated portions of its oversight responsibility to its various committees to help carry out its responsibility for risk oversight. In particular, our audit committee, which has specific responsibility for risk oversight related to financial reporting, also has the primary role of assisting our board of directors by ensuring that we have an appropriate overall risk oversight process. Each quarter, our management team refreshes and reassesses the status of the identified risks, including efforts taken to mitigate the risks. Our management team provides an enterprise-wide risk report on a quarterly basis to the audit committee, at which time the audit committee reviews the enterprise-wide risk report and inquires about management’s mitigation efforts. The audit committee provides regular reports after these committee meetings to the full board of directors to ensure that the full board receives regular updates related to their risk oversight role. Additionally, on an annual basis, our management team directly provides the full board of directors with a report on the enterprise-wide risk management process and the status of management’s efforts to mitigate the identified risks.

In addition to the lead role that our audit committee plays in assisting the board of directors in its risk oversight function, our other board committees are also involved in providing risk oversight as appropriate. For example:

•

Our compensation committee regularly reviews identified risk areas related to our executive compensation programs and also conducts an annual risk assessment of our compensation programs for all of our employees to ensure that our programs create incentives for an appropriate level of risk-taking.

•	Our environmental committee regularly reviews environmental related compliance and related risk areas.

•

Our financial committee regularly reviews our financial plans and liquidity, including the amount and form of our capital financings, and also provides oversight as to a detailed risk policy that covers our commodity hedging and trading programs.

•	Our governance committee provides oversight over our ethics policy to ensure that the appropriate “tone at the top” is being provided.

To facilitate the oversight role of these committees, our management team provides status reports on various risk areas identified during the annual enterprise-wide risk assessment process to either the full board of directors or the various committees throughout the year.

Committee Membership

The following table lists the committees of the board of directors, their members as of December 31, 2009, and the number of meetings held in 2009.

2009 Committees of Board of Directors
Director	Board of Directors	Audit	Compensation	Environmental	Financial	Governance
Keith E. Bailey	X	X			X
Richard A. Bemis	X		X*
William A. Brodsky	X		X		X
Albert J. Budney, Jr.	X					X*
Pastora San Juan Cafferty	X			X		X
Ellen Carnahan	X				X	X
Robert C. Gallagher, Lead Director (1)	X
Kathryn M. Hasselblad-Pascale	X			X*
John W. Higgins	X	X	X
James L. Kemerling	X				X*
Michael E. Lavin	X	X*
William F. Protz, Jr.	X	X		X
Charles A. Schrock	X
Larry L. Weyers, Executive Chairman (2)	X
Meetings in 2009	11	9	6	2	7	4

*	Denotes chair of committee.

(1)	Mr. Gallagher’s current term as Lead Director will expire May 13, 2010. On December 18, 2009, the board of directors elected Mr. Kemerling to serve as Lead Director for a one-year term following the completion of Mr. Gallagher’s term, assuming Mr. Kemerling is re-elected to the board of directors at the annual meeting of shareholders on May 13, 2010.

(2)	Mr. Weyers resigned from the board of directors effective March 31, 2010, at which time Mr. Schrock was appointed Chairman.

In 2009, all directors attended more than 75 percent of the aggregate number of all board of directors meetings and their assigned committee meetings. Under Integrys Energy Group’s Corporate Governance Guidelines, all directors are expected to attend the annual meeting of shareholders. All directors attended the 2009 annual meeting.

Until his resignation effective March 31, 2010, Larry L. Weyers, served as Executive Chairman of the board of directors. As Executive Chairman, Mr. Weyers presided at all meetings of the board of directors, except during executive sessions of the non-management directors. Executive sessions of non-management directors (without management present) are held at each regularly scheduled board of directors meeting, with the Lead Director presiding during each executive session. Any shareholder or interested party wishing to communicate with the Lead Director may contact him by sending a written communication, addressed to the Lead Director, in care of the Vice President, Chief Legal Officer and Secretary, Integrys Energy Group, Inc., 700 North Adams Street, Green Bay, Wisconsin 54301. The Vice President, Chief Legal Officer and Secretary will ensure that this communication (assuming it is properly marked to the Lead Director) is delivered to the Lead Director. However, commercial advertisements or other forms of solicitation will not be forwarded.

Audit Committee

On December 31, 2009, the audit committee consisted of four independent directors as follows: Keith E. Bailey, John W. Higgins, Michael E. Lavin – Chair, and William F. Protz, Jr.

The board of directors has determined that all four members meet audit committee financial expert requirements as defined by the Securities and Exchange Commission (“SEC”). Keith E. Bailey currently serves on the audit committees of Apco Oil & Gas International Inc. and MarkWest Energy Partners, L.P. Michael E. Lavin currently serves on the audit committee of Tellabs, Inc. and also served on the audit committee of SPSS Inc. until October, 2009. None of the remaining members of the audit committee are members of any other public company’s audit committee.

Integrys Energy Group’s securities are listed on the New York Stock Exchange and are governed by its listing standards. All members of the audit committee meet the independence standards of the New York Stock Exchange and Section 10A-3 under the Securities Exchange Act of 1934. In compliance with New York Stock Exchange listing standards, in 2009 the audit committee received an annual report of the independent auditors regarding their internal quality control procedures, material issues raised from quality control reviews and government inquiries and relationships between the firm and Integrys Energy Group.

The audit committee is directly responsible for the selection, compensation and oversight of Deloitte & Touche LLP as its independent registered public accounting firm. Deloitte & Touche LLP reports directly to the audit committee. The audit committee is responsible for overseeing the resolution of any disagreements between Deloitte & Touche LLP and management. A written charter defining the responsibilities of the audit committee has been adopted and is reviewed annually.

The information contained in this proxy statement with respect to the audit committee charter shall not be deemed to be “soliciting material” or deemed to be filed with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent specifically requested by Integrys Energy Group or incorporated by reference in documents otherwise filed.

Principal Fees and Services Paid to Independent Registered Public Accounting Firm

The following is a summary of the fees billed to Integrys Energy Group by Deloitte & Touche LLP for professional services performed for 2009 and 2008:

Fees	2009	2008
Audit Fees (a)	$3,493,621	$3,829,464
Audit Related Fees (b)	387,071	401,528
Tax Fees (c)	367,987	0
All Other Fees (d)	9,100	9,843
Total Fees	$4,257,779	$4,240,835

(a)	Audit Fees. Consists of aggregate fees billed to Integrys Energy Group and its subsidiaries for professional services rendered for the audits of the annual consolidated financial statements, reviews of the interim condensed consolidated financial statements included in quarterly reports and audits of the effectiveness of internal control over financial reporting of Integrys Energy Group and its subsidiaries. Audit fees also include services that are normally provided in connection with statutory and regulatory filings or engagements, including comfort letters, consents and other services related to SEC matters, and consultations arising during the course of the audits and reviews concerning financial accounting and reporting standards.

(b)

Audit Related Fees.    Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the consolidated financial statements or internal control over financial reporting and are not reported under “Audit Fees.”

These services include employee benefit plan audits, accounting consultations in connection with potential transactions, due diligence projects, consultations concerning financial accounting and reporting standards, and examinations of forecasted financial statements in connection with rate filings.

(c)	Tax Fees. Consists of fees billed for professional services rendered for tax compliance.

(d)	All Other Fees. Consists of other fees billed to Integrys Energy Group and its subsidiaries for products and services other than the services reported above. All Other Fees are for software licensing and training provided in 2009 and 2008. The nature of the software license fees, which include support, learning services, and training have been deemed to be permissible non-attest services.

In considering the nature of the services provided by the independent registered public accounting firm, the audit committee determined that such services are compatible with the provision of independent audit services. The audit committee discussed these services with the independent registered public accounting firm and Integrys Energy Group’s management and determined that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as those of the American Institute of Certified Public Accountants. The audit committee has approved in advance 100 percent of the services described in the table above under “Audit Fees,” “Audit Related Fees,” “Tax Fees,” and “All Other Fees” in accordance with its pre-approval policy.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Consistent with SEC policies regarding auditor independence, the audit committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the audit committee has established a policy regarding the pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm.

The audit committee will annually pre-approve a list of select services and a maximum fee per engagement for these services that would not require management to obtain specific approval from the committee on an individual basis. Other services (not on the pre-approved list or individual engagements for services on the pre-approved list that exceed the dollar limit) would require additional approval of the audit committee. If pre-approval is necessary between audit committee meetings, the audit committee chair or his designated alternate may provide approval. The audit committee may specifically delegate its pre-approval authority to the chair and any audit committee member designated as an alternate. Approvals provided by any member to whom authority is delegated must be presented to the full audit committee at its next scheduled meeting. Integrys Energy Group’s external auditors are absolutely prohibited from performing certain non-audit services, including:

•	Bookkeeping or other services related to the accounting records or financial statements;

•	Financial information systems design and implementation;

•	Appraisal or valuation services, fairness opinions, or contribution-in-kind reports;

•	Actuarial services;

•	Internal audit outsourcing services;

•	Management functions or human resources;

•	Broker-dealer, investment advisor or investment banking services;

•	Legal and expert services unrelated to the audit; and

•	Other services the Public Company Accounting Oversight Board chooses to prohibit.

Compensation Committee

On December 31, 2009, the compensation committee consisted of three independent directors as follows: Richard A. Bemis – Chair, William J. Brodsky, and John W. Higgins. Each individual met the independence requirements as defined in the New York Stock Exchange listing standards.

The compensation committee evaluates the performance of the CEO, defines and establishes executive compensation strategy for Integrys Energy Group and recommends to the board of directors compensation, bonuses and benefits for the CEO, executive officers and certain other officers as determined from time to time. A written charter defining the responsibilities of the compensation committee has been adopted.

Environmental Committee

On December 31, 2009, the environmental committee consisted of three non-management directors as follows: Pastora San Juan Cafferty, Kathryn Hasselblad-Pascale – Chair, and William F. Protz, Jr.

The environmental committee reviews the environmental strategy and compliance plans of Integrys Energy Group and the related management systems that are used to ensure compliance with environmental regulations and stewardship. A written charter defining the responsibilities of the environmental committee has been adopted which requires this committee to consist of three non-management directors.

Financial Committee

On December 31, 2009, the financial committee consisted of four independent directors as follows: Keith E. Bailey, William J. Brodsky, Ellen Carnahan, and James L. Kemerling – Chair. The financial committee acts in an advisory and consulting capacity to management regarding capitalization, dividend and investment policies and other financial matters. The financial committee also provides assistance to the board of directors relating to financing strategy, financial policies and financial condition of Integrys Energy Group. A written charter defining the responsibilities of the financial committee has been adopted.

Governance Committee

On December 31, 2009, the governance committee consisted of three independent directors as follows: Albert J. Budney, Jr. – Chair, Pastora San Juan Cafferty, and Ellen Carnahan. Each individual met the independence requirements as defined in the New York Stock Exchange listing standards.

The governance committee provides oversight on the broad range of issues surrounding composition, operation and compensation of the board of directors, identifying and recommending individuals qualified to become board members and recommending corporate governance guidelines for Integrys Energy Group to the board of directors. A written charter defining the responsibilities of the governance committee has been adopted.

The governance committee will consider individuals recommended by shareholders for nomination as a director. Recommendations for consideration by the governance committee should be sent to the Vice President, Chief Legal Officer and Secretary, Integrys Energy Group, Inc., 700 North Adams Street, Green Bay, Wisconsin 54301, together with appropriate biographical information concerning each proposed nominee. As provided in our By-Laws, any proposed nominees and appropriate biographical information must be submitted to the Vice President, Chief Legal Officer and Secretary between January 13, 2011 and February 12, 2011, for consideration at the 2011 annual meeting. For more detailed information regarding the process to submit an individual for consideration as a director nominee and the qualifications necessary to become a director of Integrys Energy Group, shareholders should review our By-Laws, corporate governance guidelines and the governance committee charter.

In identifying potential nominees and determining which nominees to recommend to the board of directors, the governance committee may retain the services of a professional search firm or other third party advisor. In connection with each vacancy, the governance committee will develop a specific set of characteristics for the vacant director position. The governance committee will look at nominees it identifies and any nominees identified by shareholders on an equal basis using these characteristics and the general criteria identified below.

The governance committee selects nominees on the basis of knowledge, experience, skills, expertise, diversity, personal and professional integrity, business judgment, time availability in light of other commitments, absence of conflicts of interest and such other relevant factors that the governance committee considers appropriate in the context of the needs of the board of directors at that time. At a minimum, each director nominee must have displayed the highest personal and professional ethics, integrity, values and sound business judgment. In considering the diversity of a candidate, the governance committee considers a variety of factors including but not limited to age, gender, ethnicity, experience and background. When considering nominees, the governance committee seeks to ensure that the board of directors as a whole possesses, and individual members possess at least one of the following competencies: (1) accounting and finance, (2) business judgment, (3) management, (4) industry knowledge, (5) leadership, and (6) strategy and vision. In addition, the governance committee assures that at least one director have the requisite experience and expertise to be designated as an “audit committee financial expert.” The governance committee looks at each nominee on a case-by-case basis regardless of who recommended the nominee. In screening director nominees, the governance committee will review potential conflicts of interest, including interlocking directorships and substantial business, civic, and social relationships with other members of the board of directors that could impair the prospective nominee’s ability to act independently.

AVAILABLE CORPORATE GOVERNANCE INFORMATION

Integrys Energy Group’s Articles of Incorporation, By-Laws, Code of Conduct, Corporate Governance Guidelines, and charters of all current board committees are available on the Integrys Energy Group Web site at www.integrysgroup.com/investor, and can be accessed by selecting “Corporate Governance.”

OWNERSHIP OF VOTING SECURITIES

Beneficial Ownership

The following table indicates the shares of our common stock and stock options beneficially owned by our directors and executive officers as of March 1, 2010. None of the persons listed beneficially owns shares of any other class of our equity securities.

	Amount and Nature of Shares Beneficially Owned March 1, 2010
Name and Title	Aggregate Number of Shares Beneficially Owned (9)	Number of Shares Subject to Stock Options	Percent of Shares
Keith E. Bailey, Director	10,804	0	*
Richard A. Bemis, Director	19,310	0	*
William J. Brodsky, Director	27,899	7,425	*
Albert J. Budney, Jr., Director (1)	9,950	0	*
Pastora San Juan Cafferty, Director	19,775	7,425	*
Ellen Carnahan, Director	16,829	0	*
Robert C. Gallagher, Director (2)	28,203	0	*
Kathryn M. Hasselblad-Pascale, Director (3)	19,329	0	*
John W. Higgins, Director (4)	6,172	0	*
James L. Kemerling, Director	16,747	0	*
Michael E. Lavin, Director	8,879	0	*
William F. Protz, Jr., Director (5)	188,994	0	*
Charles A. Schrock, Director, President and Chief Executive Officer	150,078	126,345	*
Joseph P. O’Leary, Senior Vice President and Chief Financial Officer	183,091	162,579	*
Larry L. Weyers, Director and Executive Chairman (6)	765,365	694,366	1.00%
Mark A. Radtke, Chief Executive Officer Integrys Energy Services, Inc. (7)	165,032	137,519	*
Lawrence T. Borgard, President and Chief Operating Officer – Utilities	104,600	76,646	*
All 23 directors and executive officers as a group (8)	2,260,400	1,625,485	2.95%

*	Less than one percent of Integrys Energy Group outstanding shares of common stock.

(1)	Includes 800 shares owned by spouse.

(2)	Includes 9,020 shares held in a joint revocable trust.

(3)	Includes 3,531 shares owned by spouse.

(4)	Includes 1,000 shares that are pledged.

(5)

Includes 123,841 shares held in two trusts for which Mr. Protz is the trustee and in which his spouse is a 1/16th beneficiary. As trustee, Mr. Protz controls the voting of the shares and can direct the trust to sell or retain the shares. Also includes 45,031 shares owned by his spouse.

(6)	Mr. Weyers is retiring effective March 31, 2010.

(7)	Includes 4,652 shares held in a joint trust with spouse.

(8)	Includes 198,808 shares held in joint tenancy, by spouses or as trustee.

(9)	Aggregate number of shares beneficially owned includes shares and share equivalents of common stock held in the Wisconsin Public Service Corporation Employee Stock Ownership Plan and Trust and, to the extent voting or investment power exists, in the Integrys Energy Group, Inc. Deferred Compensation Plan, restricted stock with voting rights, and all stock options exercisable within 60 days of March 1, 2010. Each director or officer has sole voting and investment power with respect to the shares reported, unless otherwise noted. No voting or investment power exists related to the stock options reported until exercised.

The following table sets forth information as of December 31, 2009, regarding beneficial ownership by the only persons known to us to own more than 5 percent of our common stock. The beneficial ownership set forth below has been reported on Schedule 13G filings with the SEC by the beneficial owners.

Name and Address of Beneficial Owner	Voting Power		Investment Power
	Sole	Shared	Sole	Shared	Aggregate Number of Shares Beneficially Owned	Percent of Shares
Black Rock, Inc. 40 East 52nd Street New York, NY 10022	4,300,208	0	4,300,208	0	4,300,208	5.62%
State Street Corporation One Lincoln Street Boston, MA 02111	0	4,465,769	0	4,465,769	4,465,769	5.84%

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires executive officers, directors and persons who beneficially own more than 10 percent of our common stock to file reports of changes in ownership of our common stock with the SEC within two business days following such change. We have reviewed statements of beneficial ownership furnished to us and written representations made by our executive officers and directors. Based solely on this review, we believe that our executive officers and directors timely filed all reports they were required to file under Section 16(a) in 2009, except for James L. Kemerling who had one transaction reported late.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2009 regarding total shares subject to outstanding stock options and rights and total additional shares available for issuance under our existing equity compensation plans.

Plan Type	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights (b)	Number of securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Security Holders	3,776,800	(1)	$47.06	1,518,008	(2)
Equity Compensation Plans Not Approved by Security Holders	N/A		N/A	N/A
Total	3,776,800		$47.06	1,518,008

(1)	Includes 43,147 performance shares under the Integrys Energy Group 2005 Omnibus Incentive Compensation Plan and 257,943 performance shares and 342,424 restricted stock units under the Integrys Energy Group 2007 Omnibus Incentive Plan that are not taken into account in calculating the weighted average exercise price reflected in column (b).

(2)	Consists entirely of shares available under the Integrys Energy Group 2007 Omnibus Incentive Compensation Plan. If the Integrys Energy Group 2010 Omnibus Incentive Compensation Plan is approved, no further grants will be made under the Integrys Energy Group 2007 Omnibus Incentive Compensation Plan.

As of March 1, 2010, there were 3,556,917 stock options outstanding for Integrys Energy Group common stock (with a weighted-average exercise price of $46.24 and weighted average remaining life of 6.3 years). In addition, as of March 1, 2010, there were 469,311 shares issuable upon vesting of all outstanding restricted stock units and 371,730 targeted performance share awards under the plans. As of March 1, 2010, approximately 700,000 shares remain available for issuance under the Integrys Energy Group 2007 Omnibus Incentive Compensation Plan, all of which could be granted as awards of stock options, stock appreciation rights, performance stock rights, restricted stock or other stock-based awards. The Integrys Energy Group 2007 Omnibus Incentive Compensation Plan was the only existing plan under which future grants can be made.

The Integrys Energy Group, Inc. Deferred Compensation Plan is not included in the Equity Compensation Plan table above because this plan is a noncompensatory plan under FASB ASC Topic 718 – Stock Compensation.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The purpose of this Compensation Discussion and Analysis is to provide material information that is necessary for an understanding of our compensation policies and decisions relating to our named executive officers, including the identification of key components of our executive compensation program, and an explanation of the purpose of each key component. Our named executive officers for 2009 are: Charles A. Schrock, President and Chief Executive Officer (CEO); Joseph P. O’Leary, Senior Vice President and Chief Financial Officer (CFO); Larry L. Weyers, Executive Chairman; Mark A. Radtke, President and Chief Executive Officer, Integrys Energy Services, Inc.; and Lawrence T. Borgard, President and Chief Operating Officer – Utilities.

Compensation Philosophy and Objectives

We recognize the importance of maintaining sound principles for the development and administration of our executive compensation program. Overall, our executive compensation program is specifically designed to:

•

Align executive efforts with the company’s core values of integrity, innovation, safety, collaboration, respect for employees, service to customers, value creation for our shareholders and support for the communities we serve;

•	Reward executive performance consistent with company objectives, including operational effectiveness and financial results, which in turn may reduce the need for rate increases to our customers;

•	Attract, retain, motivate and develop a highly qualified executive staff;

•	Utilize a mix of fixed and variable pay, as well as a mix of short-term and long-term incentives to appropriately balance executive focus on short-term and long-term goals;

•	Encourage an appropriate amount of risk-taking and discourage actions that could result in excessive risk-taking; and

•	Provide a mechanism for executives to have a stake in the company through stock ownership.

We believe that a focus on these principles will benefit our shareholders in the long-term by ensuring that we can attract and retain highly qualified executives who are committed to our long-term success and the creation of shareholder value.

We implement our executive compensation philosophy through the following programs:

Compensation	Program	Objectives Achieved
Annual Cash Compensation	Base Salary	•Market Competitive Compensation to Attract Highly Qualified Executives
	Annual Incentive	•Reward for Company Performance •Market Competitive Compensation to Attract Highly Qualified Executives •Shareholder Alignment
Long-Term Incentive Compensation	Long-Term Incentive Plan	•Reward for Company Performance •Market Competitive Compensation to Attract Highly Qualified Executives •Retention •Shareholder Alignment
Benefits/Perquisites	Retirement/Health and Welfare Benefits	•Market Competitive Compensation to Attract Highly Qualified Executives •Retention
	Executive Benefits and Other Perquisites	•Market Competitive Compensation to Attract Highly Qualified Executives •Retention

In addition to these compensation programs, we provide change in control agreements for selected executive officers. These agreements provide executive officers compensation if there is a change in control and the executive officer is either terminated without cause or the executive leaves for “good reason,” as defined in the agreements. These agreements help us to attract and retain talented executives that actively seek to maximize shareholder value, even it if means pursuing a transaction that might result in their termination.

Overview of 2009 Business Results and Performance-Based Compensation; Outlook for 2010

External market conditions in 2009 negatively impacted the financial results of utilities, along with companies in other industries. The year was economically challenging for customers and resulted in a drop of our income. Our compensation committee made the decision in early 2009 to modify the 2009 salary increase process for our employees by cancelling a planned December 2008 merit increase and instead providing a modest general wage increase in February 2009. Also, as a result of the changes in the economy, our CEO and his direct reports received no merit or general wage increase in base salary for 2009. As discussed in further detail below, the non-financial portion of our short-term incentive compensation program was largely dependent upon meeting 2009 financial performance goals and our long-term incentive compensation targets continued to be set at levels designed to keep us in line with market.

2010 is expected to be another year of significant financial challenges, and Integrys expects to continue controlling compensation expense as a result.

Role of the Compensation Committee and Advisors to the Committee

The compensation committee of the board of directors has the authority to set policy for executive compensation, and to establish and administer the executive compensation program for the company and its subsidiaries in keeping with our compensation philosophy. For 2009, the compensation committee consisted of Richard A. Bemis – Chair, William J. Brodsky, and John W. Higgins.

Mr. Higgins was appointed as a member of the compensation committee in February 2009, replacing John C. Meng, who was the chair until he resigned from our board of directors.

The compensation committee generally adheres to objective criteria and a structured method of determining compensation, with discretionary decision-making in limited circumstances. Compensation decisions made by the compensation committee rely on market trends and performance at the corporate, business unit and individual levels. The compensation committee also may review the compensation history of the named executive officers, but it is only a minor factor in setting future compensation for our named executive officers. We reserve the right to modify or discontinue elements of the executive compensation program, and to revise compensation levels after considering qualitative and quantitative facts and circumstances surrounding actual or projected financial results, individual performance, market trends, as well as our view of the appropriate balance between base salary, annual short-term incentive compensation, long-term incentive compensation and other benefits.

The compensation committee engages a compensation consultant to evaluate executive compensation, to discuss general compensation trends, to provide competitive market data and to assist human resources management and our CEO in developing compensation recommendations to present to the compensation committee. The compensation consultant provides the compensation committee with advice, consultation and market information on a regular basis, as requested, throughout the year. For the last several years, including during 2009, the compensation committee had engaged Towers Perrin as its executive compensation consultant. During this same time period, with the compensation committee’s prior approval, management also separately engaged Towers Perrin to provide additional consulting services in other areas such as actuarial, benefit plan and non-executive compensation. For the 2009 year, we paid Towers Perrin $229,641 for executive compensation consulting services performed for the compensation committee, and $1,632,109 for additional consulting services. During 2009, the compensation committee undertook an evaluation process for executive compensation consulting services and retained Exequity LLP to replace Towers Perrin as its executive compensation consultant going forward. As a condition to its engagement, Exequity has agreed that it will not provide any other consulting services to the company.

Although the committee’s compensation consultant provides market data for consideration by the compensation committee in setting senior executive compensation levels and programs (including compensation levels and programs for our named executive officers), the committee’s compensation consultant generally does not make specific recommendations on individual compensation amounts for our named executive officers, nor does the consultant determine the amount or form of executive compensation. Decisions on senior executive compensation levels and programs are recommended and/or made by the compensation committee, with approval as necessary from the board of directors. The compensation committee and the full board of directors approve the use of company stock for equity grants for executives as well as non-executives.

In performing its duties, the committee’s compensation consultant is instructed to perform independent research based on competitive market data of similarly-sized companies in the utility/energy services industry and in the broader general industry, using both proprietary compensation surveys and the consultant’s knowledge of industry practices. For 2009, the committee’s compensation consultant assisted the compensation committee by providing a competitive compensation analysis of the company’s executive positions, a market study of executive benefit practices, an overview of compensation trends and reviews of various incentive plan practices.

While our CEO has the ability to meet with the committee’s compensation consultant on an individual basis, he would only do this in situations where he felt there was a valid business reason, and the compensation committee would be made aware of the meeting. Only the compensation committee has the authority to continue or discontinue its relationship with its compensation consultant. In this regard, the compensation committee maintains frequent contact with its compensation consultant and regularly reviews the independence of and the performance of the consultant.

During meetings of the compensation committee, the CEO and certain other officers may be present when executive compensation considerations are discussed by the compensation committee. The Vice President – Human Resources and the CEO typically provide information and recommendations to the compensation committee for their consideration. Specifically, the CEO serves in an advisory role to the compensation committee with respect to executive compensation for the named executive officers, other than himself, including with respect to executive performance (as discussed below). In addition, the CEO participates in discussions on short-term incentive measures and performance levels for the company as a whole and for the named executive officers as a group, some of which may apply to the CEO’s short-term compensation. Although the CEO’s recommendations are given significant weight by the compensation committee, the compensation committee remains responsible for all decisions on compensation levels for the named executive officers and on our executive compensation policies and programs. In fulfilling its responsibilities related to executive compensation, the compensation committee meets in executive session without management at each of its meetings and also meets in executive session at least annually with the compensation consultant.

The CEO provides the compensation committee with an assessment of his own performance during the year. However, the CEO does not make recommendations with regard to his own pay and is not present when his own compensation is considered. Rather, such discussions occur in executive session with the compensation committee’s compensation consultant present and no management team members present.

In the CEO’s advisory role to the compensation committee, he does not have the authority to call a meeting of the compensation committee.

Total Compensation and Use of Market Data in Setting Compensation

Our objective is to establish target total compensation at or near the median level of utility/energy companies and in the broader general industry, depending on the nature of the position. This competitive market data is used to determine the compensation levels for the named executive officers and the elements of their compensation. The compensation committee generally adheres to objective criteria and a structured method of determining compensation, with discretionary decision-making as noted above. To determine base salaries and equity grants for the named executive officers, the compensation committee relies primarily on median competitive market data. Occasionally the compensation committee may make minor adjustments to a named executive officer’s compensation based on individual performance and internal equity, as discussed below. To the extent that base salaries and equity grants vary by professional role in the market place, as demonstrated by the competitive market data supplied by the compensation committee’s compensation consultant, the base salaries and equity grants of the named executive officers will vary, sometimes significantly.

For example, consistent with the level of responsibility and the executive compensation practices of the companies in the market data discussed below, CEOs typically earned significantly more in base salary, annual incentive and long-term incentive equity grants than other named executive officers. This resulted in our CEO being eligible to receive a higher percentage of base salary in annual and long-term incentives than our other named executive officers.

The compensation committee uses information from its compensation survey and performance peer groups, as well as other market data that it deems necessary or appropriate to ensure that our executive compensation program will achieve its desired goals. The compensation committee reviews competitive market data that has been size-adjusted to correspond with our scope in the utility/energy services industry. The data includes approximately 100 companies contained in the Towers Perrin Energy Services Executive Compensation Database (referred to as the energy industry survey group), and approximately 800 companies contained in the Towers Perrin General Industry Executive Compensation Database (referred to as the general industry survey group). In determining targeted compensation related to our nonregulated subsidiary, the compensation committee reviewed competitive market data relating to over 70 companies in the Towers Perrin Energy Marketing &

Trading Survey (referred to as the energy marketing and trading data survey group). In determining the number of performance shares that are earned, the compensation committee compares our total shareholder return (TSR) against a performance peer group of approximately 70 energy/utility companies (referred to as the performance share peer group).

With respect to the energy industry survey group, the general industry survey group and the energy marketing and trading data survey group, we review only aggregate data (i.e., 25th, 50th and 75th percentiles) and do not review data specific to any individual company. This is also true for the performance share peer group, where the TSR of the performance share peer group as a whole is the measuring stick against which our TSR is assessed. Our TSR is compared to the TSR of approximately 70 individual companies to determine its rank among the peer group.

We intend to continue our strategy of compensating our named executive officers at market competitive levels, with an opportunity to earn above-median compensation for above-market performance, through programs that emphasize performance-based incentive compensation in the form of cash and equity-based awards. To that end, total executive compensation for our named executive officers is tied directly to performance and is structured to ensure that, due to the nature of our business, executive focus is appropriately balanced between short-term and long-term performance, so that shareholder value can be maximized with appropriate focus on risk management. Based on our analysis, we believe that the total compensation paid or awarded to our named executive officers during 2009 was consistent with our financial and operational performance and the individual performance of each of our named executive officers. We also believe that the total compensation was reasonable and is consistent with our compensation philosophies as described above.

Consideration of Risks Associated with Executive Compensation Program

In formulating and evaluating material elements of compensation available to our named executive officers, our compensation committee takes into consideration whether any such programs may incentivize excessive risk behavior. As part of these considerations and consistent with its compensation philosophy, the compensation committee is determined to formulate annual and long-term incentive compensation programs without encouraging excessive risk taking as an inherent part of the applicable plan design. The compensation committee believes that our current annual and long-term incentive programs minimize the risk that our named executive officers are incentivized to take, in that:

•	significant compensation elements under both plans include stock-based compensation with multiple-year vesting periods along with stock-ownership guidelines;

•	the financial metrics utilized are net income based and are widely utilized measurements of shareholder value;

•	the non-financial metrics utilized focus on operational results tied to delivering timely and quality services to customers in a safe and environmentally-friendly way;

•	excessive compensation payment opportunities are avoided due to plan design and limitations on payout levels;

•

no changes to annual or long-term incentive program financial metrics are made after the initial establishment of such elements by the Committee other than to align results to primarily continuing business operations;

•	the annual incentive is based on multiple measures, both financial and non-financial;

•	the committee approves both the plans and the payouts under the plans; and

•	base salaries are competitive with market and are a significant element of overall compensation.

Key Components of the Executive Compensation Program

The key components of our executive compensation program are base salary, annual short-term incentive compensation, long-term incentive compensation (restricted stock units, performance shares and nonqualified stock options) and other benefits. In this mix of compensation, at-risk compensation is a significant portion of total compensation. Base salary can be less than one-half of overall compensation received by our named executive officers. Annual and long-term incentives make up the remainder of direct compensation and, except for restricted stock, are performance-based, with a greater weighting on long-term incentives. We are placing a greater weighting on long-term incentives because we believe that this most effectively encourages our executive officers to work to generate long-term shareholder value. We also believe that this weighting better aligns the interests of our executive officers with our long-term interests, by discouraging undue risk-taking, promoting ownership in the company and encouraging retention.

All matters discussed below pertain to our executive compensation program that was in place during 2009. For a discussion of major changes made to the executive compensation program for 2010, please see the section below titled “Material Changes to Executive Compensation Program for 2010.”

Incentive compensation earned in 2009 was provided pursuant to the Integrys Energy Group, Inc. 2007 Omnibus Incentive Compensation Plan. A 2010 Omnibus Incentive Compensation Plan for the company is being proposed to shareholders for their approval in the proxy statement.

Executive Performance

The compensation committee reviews a named executive officer’s individual performance, other than the CEO, with the CEO, in setting the named executive officer’s compensation levels. Short-term incentive payouts are typically based on company performance results, and not on individual performance. For those compensation components where individual performance is a consideration, individual performance is typically considered in a general way and may only result in minor adjustments to compensation levels.

As part of assessing a named executive officer’s individual performance each year, the compensation committee considers information provided by the CEO regarding the named executive officers (other than himself) throughout the year. The primary assessment of named executive officer performance normally occurs during an executive session at the compensation committee’s December meeting. During this session, the CEO reviews the individual performance of the other named executive officers. Our CEO summarizes information contained in the annual performance review that was provided to each named executive officer. The annual performance review for each named executive officer, which in most cases is prepared by our CEO, reflects an assessment of how well the named executive officer fulfilled his or her executive responsibilities, achieved assigned goals and demonstrated core competencies. Core competencies may include, but are not necessarily limited to, building strategic partnerships, leadership, communication, change management, managing diversity, planning, organizing, strategic business acumen, analytical agility, risk management, creativity and innovation, decision-making, and strategic planning and vision. In addition to summarizing the individual performance of a named executive officer reflected in the officer’s annual performance review, our CEO also reviews with the compensation committee, as appropriate, the named executive officer’s contributions to (1) our financial and operational results, (2) our achievement of our customer service goals, and (3) advancing our core values, developing leaders and succession planning.

The compensation committee also reviews and discusses the CEO’s annual performance in executive session at its December meeting, and periodically throughout the year as needed. During these discussions, the CEO is not present. The compensation committee’s determination as to the CEO’s individual performance is subject to the review by the full board of directors. The CEO is also excused from the discussion that the board of directors has regarding the CEO’s performance, although the board of directors does review its conclusions with the CEO.

Base Salary

Base salary is used to provide annual cash income to executives to compensate them for services rendered during the fiscal year. At least annually, the committee’s compensation consultant reviews competitive market benchmark data with the compensation committee. Market comparisons are based on the median (50th percentile) base salary for substantially equivalent positions of companies in the energy industry survey group, general industry survey group, and energy marketing and trading industry survey group, depending on the position. Salary increases for 2009 for those executives receiving an increase were based on recommendations of the CEO, which may include overall company and individual performance of the executive as discussed above, and the compensation committee’s evaluation of current market data. The compensation committee did not grant base salary increases for 2009 for the named executive officers. Base salaries for 2009 for the named executive officers were competitive with market median at the time that the base salaries were approved. The goal of setting base salary at or near market median levels allows the company to be competitive in the marketplace.

Short-Term Incentive Compensation

All of our named executive officers participated in the Integrys Energy Group 2009 Executive Incentive Plan (Incentive Plan). The purpose of the Incentive Plan is to:

•	Focus executive employees on assisting the company in achieving objectives key to its short-term success;

•	Recognize the performance of key employees in achieving our financial and operating objectives; and

•	Provide compensation opportunities that closely reflect the pay levels at companies in the appropriate survey groups.

In addition, with respect to Mr. Weyers and Mr. Radtke, for 2009 we tailored special performance measures under the Incentive Plan in light of special circumstances. In the case of Mr. Weyers, a special measure was created relating to the transitioning of Mr. Weyers’ previous role of Chief Executive Officer to Mr. Schrock. In the case of both Mr. Weyers and Mr. Radtke, special measures were established relating to the restructuring of Integrys Energy Services, Inc. and credit support provided by Integrys Energy Group, Inc.

Annual incentive payments under the Incentive Plan are based on financial and non-financial performance goals. The overall target payout for the named executive officers at the holding company level (Mr. Schrock, Mr. O’Leary, Mr. Weyers, and Mr. Borgard) is established based on a blend of the energy industry survey group and the general industry survey group market median (50th percentile). For the named executive officer employed at one of our nonregulated subsidiaries (Mr. Radtke), the energy marketing and trading data survey group market median is considered as the primary reference point in determining target payout awards. We consider stretch performance objectives in determining performance measures and payout levels. Using stretch performance objectives results in most performance measures being increased from the prior year levels to accentuate continuous improvement in year-over-year objectives. These levels provide a reduced payout for partially meeting objectives (above threshold performance levels) and a strong incentive, generally one and one half times target level, for superior performance.

Our Incentive Plan for 2009 provided short-term incentive compensation for our named executive officers on the attainment of the performance goals described below.

Performance Goals for Charles A. Schrock:

Financial Measure

•

Consolidated Net Income – this measure is based on Integrys Energy Group consolidated net income attributed to common shareholders as reported in our 2009 Form 10-K, as adjusted by the compensation committee.

Non-Financial Measures

•	Environmental Impact – this measure focuses on the implementation of projects and activities in 2009 that reduced annual emissions of carbon dioxide (CO 2).

•	Customer Satisfaction – this measure focuses on customer satisfaction through surveys performed by an outside vendor as compared to survey results of other regional benchmark energy suppliers.

•

Safety – the measure of recordable incident rate as compared against the previous three years’ average incident rate for threshold performance. Thereafter, we compare to the five-year business plan to achieve first quartile safety performance to determine performance level above threshold.

Performance Goals for Joseph P. O’Leary:

Financial Measure

•

Consolidated Net Income – this measure is based on Integrys Energy Group consolidated net income attributed to common shareholders as reported in our 2009 Form 10-K, as adjusted by the compensation committee.

Non-Financial Measures

•	Environmental Impact – this measure focuses on the implementation of projects and activities in 2009 that reduced annual emissions of carbon dioxide (CO 2).

•	Customer Satisfaction – this measure focuses on customer satisfaction through surveys performed by an outside vendor as compared to survey results of other regional benchmark energy suppliers.

•

Safety – the measure of recordable incident rate as compared against the previous three years’ average incident rate for threshold performance. Thereafter, we compare to the five-year business plan to achieve first quartile safety performance to determine performance level above threshold.

•

Integrys Business Support, LLC – Internal Customer Satisfaction – this subsidiary specific measure focuses on internal customer satisfaction through an annual partner survey of internal company business partners as compared to a target score.

Performance Goals for Larry L. Weyers:

Financial Measures

•	Successful Business Restructuring of Integrys Energy Services – this measure is based on the successful restructuring and scale-down of our nonregulated business operations.

•

Successful Ensuring of Appropriate Level of Credit Support for Integrys Energy Group operations – this measure is based on ensuring the appropriate level of credit support necessary for the operations of Integrys Energy Group.

Non-Financial Measures

•	Successful Transitioning of Mr. Schrock to CEO of Integrys Energy Group – this measure is based on the success in implementing a pre-established transition plan.

Performance Goals for Mark A. Radtke:

Financial Measures

•

Consolidated Net Income – this measure is based on Integrys Energy Group consolidated net income attributed to common shareholders as reported in our 2009 Form 10-K, as adjusted by the compensation committee.

•

Specific Financial Measures Associated with Business Restructuring of Integrys Energy Services – these three measures are based on a reduction in Integrys Energy Services net invested capital, value at risk, and Integrys Energy Group parental guarantees deployed.

Non-Financial Measures

•	Environmental Impact – this measure focuses on the implementation of projects and activities in 2009 that reduced annual emissions of carbon dioxide (CO 2).

•	Integrys Energy Services, Inc. – Customer Satisfaction – this measure focuses on customer satisfaction through surveys.

•

Integrys Energy Services, Inc. – Employee Health and Wellness – a measure to create focus and monetary incentive for all Integrys Energy Services employees to improve their health through lifestyle changes.

Performance Goals for Lawrence T. Borgard:

Financial Measures

•

Consolidated Net Income – this measure is based on Integrys Energy Group consolidated net income attributed to common shareholders as reported in our 2009 Form 10-K, as adjusted by the compensation committee.

•	Net Income For Regulated Subsidiaries – this measure is based on net income for our regulated subsidiaries.

Non-Financial Measures

•	Environmental Impact – this measure focuses on the implementation of projects and activities in 2009 that reduced annual emissions of carbon dioxide (CO 2).

•	Customer Satisfaction – this measure focuses on customer satisfaction through surveys performed by an outside vendor as compared to survey results of other regional benchmark energy suppliers.

•

Safety – the measure of recordable incident rate as compared against the previous three years’ average incident rate for threshold performance. Thereafter, we compare to the five-year business plan to achieve first quartile safety performance to determine performance level above threshold.

Under the Incentive Plan, no payouts for financial measure results are to be made to any of our named executive officers if the Consolidated Net Income threshold level is not attained. In addition, the Incentive Plan payouts related to non-financial measures are to be reduced by 50% if the Consolidated Net Income threshold level is not attained.

Threshold, target and superior performance levels for each goal, as well as the weighting of each measure, are recommended by the Human Resources department, CFO and the CEO (excluding his own) based on historical results, anticipated business conditions, and goals and objectives of the company. The final levels are set by the compensation committee based on these recommendations. For each of the short-term incentive measures, the compensation committee sets specific performance levels early in the plan year and factors in stretch performance objectives in developing the performance measures. Threshold levels represent minimally acceptable performance, target levels represent performance that should typically be achievable in any given year, and superior levels represent stellar performance beyond that typically achievable in any given year.

Provided below are the specific payout levels and measurement weightings established for 2009 for each of our named executive officers for the Incentive Plan:

	Payout Levels (as a percent of actual paid base salary)			Measurement Weightings (as a percent of total payout)
Named Executive Officer	Threshold	Target	Superior	Financial	Non-Financial
Charles A. Schrock	50.0	100.0	150.0	70 (1)	30 (1) (3)
Joseph P. O’Leary	32.5	65.0	97.5	70 (1)	30 (1) (3)
Larry L. Weyers	50.0	100.0	150.0	70 (1)	30 (1)
Mark A. Radtke	30.0	60.0	120.0	20 (1)	15 (1) (2)
				65 (2)
Lawrence T. Borgard (4)	30.0	60.0	90.0	35 (1)	30 (3)
				35 (3)

(1)	Integrys Energy Group, Inc.

(2)	Integrys Energy Services, Inc.

(3)	Combined regulated subsidiaries.

(4)	Payout levels reflected above were established April 5, 2009 when Mr. Borgard was promoted to his current position. Prior to then, payout levels were 25% for threshold, 50% for target and 75% for superior. Payout levels are to be prorated in determining 2009 payout.

Our named executive officers earned payouts for 2009 performance ranging from 99.98% to 125% of target bonus earned. Actual payouts as a percentage of target bonus were 102.52% for Charles A. Schrock, 99.98% for Joseph P. O’Leary, 125% for Larry L. Weyers, 110.04% for Mark A. Radtke, and 102.72% for Lawrence T. Borgard. These payouts for our named executive officers ranged from 58.94% to 125% of their actual paid base salary earnings. The actual payout received by each of our named executive officers is provided in the Summary Compensation Table for 2009 in the column titled Non-Equity Incentive Plan Compensation.

We believe it is important to establish performance targets and incentives that align executive compensation with financial and operational performance, promote value driven decision making by executives and provide total compensation levels that are competitive in the market. Payout is made on any individual measure with results above threshold (provided that no payout for any financial measure is made unless our Consolidated Net Income threshold is reached, as adjusted by the compensation committee). Company performance and the use of stretch performance objectives have had an effect on payout levels, with payouts for our named executive officers ranging from 8.6% to 172.2% of actual paid base salary earnings during the 2006 through 2008 period.

For Mr. Schrock in 2009, one performance measure was at or above threshold but below target, two performance measures were at or above target but below superior and one performance measure was at or above superior. For Mr. O’Leary, one performance measure was at or above threshold but below target, three performance measures were at or above target but below superior and one performance measure was at or above superior. For Mr. Weyers, three performance measures were at or above target but below superior. For Mr. Radtke, one performance measure was at or above threshold but below target, four performance measures were at or above target but below superior, and two performance measures were at or above superior. For Mr. Borgard, two performance measures were at or above threshold but below target, two performance measures were at or above target but below superior and one performance measure was at or above superior (these measures are associated with Mr. Borgard’s performance after his April 2009 promotion).

With respect to all of the named executive officers, consolidated net income was determined to be between threshold and target levels set for 2009. In making this determination, the compensation committee concluded that certain adjustments to our consolidated net income as reported in our 2009 Form 10-K were appropriate because the underlying events were non-recurring in nature and the accounting effects of these items on our consolidated net income were not indicative of the performance of our named executive officers during 2009. These adjustments were all for one-time items including adjustments related to goodwill impairments, restructuring expenses accrued in 2009 that related to a reduction in workforce planned for 2010, and several adjustments related to the restructuring of our nonregulated business.

In the case of Mr. Weyers, his performance measures were related to unique assignments and required qualitative evaluation of outcomes, and therefore required the exercise of some discretion on the part of the compensation committee when evaluating performance. For 2009, the compensation committee exercised discretion in determining that Mr. Weyers had met or exceeded the target level on his performance measures based on an overall qualitative assessment of his efforts in ensuring the completion of the actions required to restructure and scale-down Integrys Energy Services and the appropriate level of liquidity necessary for the operations of Integrys Energy Group, as well as his efforts in successfully transitioning of the role of CEO to Mr. Schrock.

Long-Term Incentive Compensation

We believe that equity-based compensation ensures that our executives have a continuing stake in the long-term success of the company and also serves to discourage undue risk-taking for only short-term gain. In a manner consistent with our overall compensation philosophy, we have adopted certain long-term compensation plans that utilize various equity-based compensation awards, including performance shares, restricted stock units and nonqualified stock options.

For long-term incentive awards granted to our named executive officers in February 2009, long-term incentive compensation was comprised of 20% restricted stock units, 60% performance share awards and 20% nonqualified stock options. The amount of long-term incentive received by each named executive officer is determined by the compensation committee and recommended to the board of directors, which relies on the market median data reviewed by the compensation committee. In addition, the performance of each named executive officer may be considered, as discussed above.

The long-term incentive compensation granted for 2009 as a percent of annualized base salary for each named executive officer was 225% for Charles A. Schrock and Larry L. Weyers; 185% for Joseph P. O’Leary; 133% for Mark A. Radtke; and 150% for Lawrence T. Borgard (effective for the period after his April 2009 promotion).

Performance Shares

We believe that the granting of Integrys performance shares encourages our named executive officers to direct their efforts in a manner consistent with the optimization of TSR, and to create shareholder value that is superior to the company’s peers. Performance share awards are based on TSR over a three-year period. During the three-year period, there are no dividends paid to participants nor do participants have voting rights over the shares subject to the award. At the end of the three-year period, the compensation committee makes a relative comparison of the company’s TSR to the shareholder return on common stock of the performance share peer group selected by the compensation committee for the three-year period, and determines the number (if any) of performance share awards to issue. Initially in establishing the method of measuring performance, the compensation committee’s compensation consultant provided the compensation committee with several alternatives to consider. The compensation committee chose the method of comparing against the performance share peer group because it believes the companies constitute a comprehensive representation of the utility industry. At the end of a performance period, the compensation committee makes a recommendation to the board of directors regarding the amount of payout based on this method of measuring performance.

The number of shares to be provided at target is based on market median levels of incentive compensation, competitiveness of the total compensation package and individual performance. A new three-year performance period starts annually. If our TSR is at the 50th percentile (target level) of the performance share peer group, as determined by the compensation committee, a payout of 100% of target award is made. If our TSR is at the 25th percentile (threshold level), a payout of 50% of the target award is made. If our TSR is below the 25th percentile, no payouts are made. If our TSR is at the 90th percentile (superior level), a payout of 200% of the target award is made. If our TSR results are in between the threshold, target and superior levels, payouts are determined based on interpolation. For the December 2006 and May 2007 performance share grants (performance period ending on December 31, 2009), our TSR ranked at the 43rd percentile and the 31st percentile, respectively, relative to the performance share peer group. As a result, our named executive officers earned awards under the terms of the plan related to the 2007-2009 performance period.

Restricted Stock Units

We believe that the granting of restricted stock units serves to encourage our named executive officers to direct efforts to increase shareholder value. The company’s restricted stock units have a four-year vesting schedule (25% per year), and do not give the named executive officers voting rights until vested. With respect to the restricted stock units granted in 2009, dividends are deemed to be reinvested in additional shares of restricted stock units, which are released according to the vesting schedule. Use of restricted stock units is designed to increase retention of executives, establish an incentive for optimizing TSR, and provide another alternative for executives to increase stock ownership in the company.

Nonqualified Stock Options

We believe that the granting of company stock options serves to encourage the named executive officers to direct efforts that will ultimately lead to an increase in shareholder value. Consistent with the plan document, option grants have strike prices equal to the closing market price of a share of common stock on the date the options are granted. One quarter of the options granted vest each year on the grant anniversary date. All options have a ten-year term from the date of the grant. There are no dividends or voting rights associated with stock options. Final approval of grants is made by the board of directors after considering the recommendation of the compensation committee. The company does not back date option grants, reload options or discount the strike price below market.

Other Benefits and Plans

We have certain other benefits and plans which provide, or may provide, cash compensation and other benefits to our named executive officers. These benefits and plans include perquisites, a nonqualified deferred compensation plan, a qualified pension plan, a nonqualified pension restoration plan and supplemental retirement plan, life insurance and change in control agreements. The compensation committee considers all of these plans and benefits when reviewing total compensation of our named executive officers.

Perquisites

Our named executive officers are provided with a modest level of personal benefits. These may include payments for executive physicals, parking, home office equipment and financial counseling.

Nonqualified Deferred Compensation Plan

Our named executive officers may participate in the Integrys Energy Group Deferred Compensation Plan with the approval of the compensation committee. This nonqualified benefit allows eligible executives to defer 1% to 100% of base salary, annual short-term incentive, and long-term incentive compensation (other than stock options) on a pre-tax (federal and state) basis. The Integrys Energy

Group Deferred Compensation Plan also provides for a matching contribution credit for any reduction in the matching contribution the executive receives under the Employee Stock Ownership Plan (ESOP) due to the executive’s election to defer base salary or annual short-term incentive compensation to the Integrys Energy Group Deferred Compensation Plan.

Several investment types are available to eligible executives, as listed below:

•

Reserve Account A – This option is no longer available after 1995 for additional deferrals. Money previously deferred to Reserve Account A receives accrued interest based on the greater of 6.0% or our consolidated return on common equity, as calculated on April 1 and October 1 each year. This account is currently providing an above-market rate of return of 6.0%, which exceeds 120% of the applicable federal long-term rate of 4.93%. Beginning April 1, 2008, an executive may transfer amounts from Reserve Account A to another available investment option, but once transferred, the amounts cannot be allocated back to Reserve Account A.

•

Reserve Account B – This option was available for base compensation and annual incentive deferrals made prior to April 1, 2008. This account provides for an interest accrual equal to the greater of 6.0% or 70% of our consolidated return on common equity. This account currently provides an above-market rate of return, which exceeds 120% of the adjusted applicable federal long-term rate (6.0% versus 4.93%). Effective April 1, 2008, no additional employee deferral amounts may be allocated to Reserve Account B. An executive may transfer amounts from Reserve Account B to another available investment option, but once transferred, the amounts cannot be allocated back to Reserve Account B.

•

“Mutual Fund” Account – This option is available for base compensation and annual incentive deferrals and, effective April 1, 2008, performance share deferrals. These options generally provide the employee with the ability to elect the same investment funds provided by the Wisconsin Public Service Corporation 401(k) Plan.

•

Locked Stock Unit Account – This is a company stock unit account available for deferrals that the executive is not allowed to convert to other investment types. This includes pre-April 1, 2008 deferrals related to grants from long-term performance shares, pre-April 1, 2008 annual incentive award payouts with respect to which the executive received a 5% premium for amounts allocated to stock units, and the pre-2008 ESOP matching contribution credit to replace company contributions that would have normally been made to the ESOP except for the executive’s deferrals to the Integrys Energy Group Deferred Compensation Plan. Deferrals into this account are not allowed to be converted to other investment types.

•	Discretionary Stock Unit Account – This is a company stock unit account available for deferrals that may be transferred to or from this account from another available option, or vice versa.

Base compensation deferrals may be changed one time per year prior to the beginning of each calendar year. Deferrals of annual short-term or long-term incentive compensation must be made in accordance with rules prescribed by the compensation committee, which at a minimum require that the executive’s election be in place at least six months prior to the last day of the incentive performance period. The rates of return on the investment accounts range from 0.11% to 56.10% for the 12-month period ending December 31, 2009. More information regarding contributions, earnings and balances held by each of our named executive officers is presented in the Nonqualified Deferred Compensation Table for 2009.

Qualified Pension Plan

Our named executive officers are eligible to participate in the qualified Integrys Energy Group Retirement Plan (referred to as the pension plan) upon completion of one year of service and 1,000 or more hours of work during that year. All of our named executive officers are eligible to participate in the pension plan. The pension plan requires three years of employment or the attainment of age 65 to be vested in the plan.

The pension income benefit under the pension plan is equal to the “total service percent” multiplied by “final average pay.” The pension income benefit consists of a lump sum benefit, which may be converted into an actuarially equivalent annuity with monthly payments. “Final average pay” is the average of the last 60 months or the 5 highest calendar years’ compensation within the ten-year period immediately preceding the participant’s termination of employment, whichever is greater, up to Internal Revenue Service (IRS) pay limits. Eligible compensation considered under the plan includes base salary, annual short-term incentive payout and bonuses. The “total service percent” for eligible service-based annual accruals varies from 9% to 15% per year (9% to 13% for employees hired after January 1, 2001) depending on the number of years of service. Participants actively employed on January 1, 2001 earned a pension transition benefit based on age and service, up to 115% of final average pay.

In addition, if an employee who was hired prior to January 1, 2001 terminates employment on or after attainment of age 55 (but prior to 65) and completion of five or more years of service, the plan provides for a monthly supplemental benefit equal to $800 per month payable until age 65. For an employee hired on or after January 1, 2001, the pension supplement is available if the employee terminates employment on or after attainment of age 55 (but prior to 65) and completes 10 or more years of service, and consists of a monthly benefit payable until age 65 equal to $40 times years of credited service to maximum of 20 years. If the pension income benefit is paid in a lump sum, the pension supplement is automatically converted into and paid at the same time as an actuarially equivalent lump sum.

Only service through December 31, 2012 and compensation through December 31, 2017 will be recognized in calculating benefits. Employees hired on or after January 1, 2008 are not eligible for the pension plan.

Provided below is the pension service credit for each of our named executive officers:

Named Executive Officer	Annual Percentage Credit Earned in 2009	Accumulated Total Service Credits Earned as of December 31, 2009
Charles A. Schrock	15%	469%
Joseph P. O’Leary	9%	78%
Larry L. Weyers	15%	371%
Mark A. Radtke	15%	386%
Lawrence T. Borgard	15%	365%

The pension plan does not allow for granting of additional service credit not otherwise authorized under the plan terms. Provided in the Pension Benefits Table for 2009 below is a tabulation of the present value of the accumulated pension benefit for each of our named executive officers, using full years of credited service only.

Nonqualified Pension Restoration Plan and Supplemental Retirement Plan

Our named executive officers receive a nonqualified pension restoration benefit under the nonqualified Pension Restoration Plan. Pension restoration provides a benefit based upon the difference between (1) the benefit the executive would have been entitled to under the pension plan if the maximum benefit limitation under IRS Section 415 and the compensation limitation under IRS Section 401(a)(17) did not apply, and if all base compensation and annual incentive amounts had been paid to the executive in cash rather than being deferred into the Integrys Energy Group Deferred Compensation Plan, and (2) the executive’s actual benefit under the pension plan. The Nonqualified Deferred Compensation

Table for 2009 below provides information on the deferrals into the Pension Restoration Plan and earnings for each named executive officer.

Our named executive officers have also been authorized by the board of directors to be provided with a nonqualified supplemental retirement benefit under the Supplemental Retirement Plan (SERP). For all of our named executive officers, this benefit provides income replacement when taking into account other retirement benefits provided to the eligible executive and assures that the eligible executive will receive 60% of his/her final average pay (over the last 36 months or the 3 preceding years, whichever is higher). To qualify for the full supplemental retirement benefit, the executive must have completed 15 years of service and retire/terminate after age 62. Reduced benefits are payable if the executive has attained age 55 and completed ten years of service at retirement or termination.

These additional retirement benefits are designed to attract and retain key management employees who are important to the successful operation of the company. The Pension Benefits Table for 2009 below provides information regarding the present value of accumulated benefits under the SERP for each named executive officer.

Beginning in 2008, we made the decision to move away from the use of defined benefit pension plans for all non-union employees including executives because of market trends. A ten-year transition period applies which means that ultimately no qualified and nonqualified defined benefit pension plans will exist for future benefit accruals. These plans are being replaced with defined contribution plans.

Life Insurance

Our named executive officers (other than Larry L. Weyers) are eligible for an enhanced life insurance benefit of up to three times their annual base salary, with a maximum benefit level (taking into account both employer-provided coverage and any supplemental coverage that the officer voluntarily purchases) of $1,500,000. Accidental Death and Dismemberment (AD&D) coverage is also provided for these same named executive officers up to three times their annual base salary, subject to a separate $1,500,000 maximum benefit level. Larry L. Weyers receives a life insurance benefit of $2,000,000, with no additional coverage for AD&D. The IRS requires that imputed income be calculated and recorded for company paid life insurance in excess of $50,000. In compliance with IRS regulations, imputed income is recorded to the extent that an executive’s life insurance benefit exceeds this limit. Listed below is the life insurance coverage in place as of December 31, 2009 for each named executive officer:

Named Executive Officer	Life Insurance Coverage ($)
Charles A. Schrock	1,500,000
Joseph P. O’Leary	650,000
Larry L. Weyers	2,000,000
Mark A. Radtke	1,094,000
Lawrence T. Borgard	1,290,000

Change in Control Agreements

We have had change in control agreements in place for a long period of time. These agreements are important to ensuring that our named executive officers actively seek to maximize shareholder value, even if it means pursuing a transaction that might result in their termination. Before we entered into the change in control agreements, we engaged a compensation consultant to provide information and advice as to what were competitive payment, benefits, terms and conditions of change in control agreements. We then used this information to structure payment and benefit levels that were competitive in the marketplace, along with appropriate triggers.

When entering into the change in control agreements, we were mindful that the terms of the change in control agreements should be reasonable and not detrimental to the interests of our shareholders. This resulted in certain terms of the change in control agreements being less favorable to our named executive officers than those provided by many other comparable companies including the following examples: 1) the benefits phase out over a period of three years of continued employment following the change in control; 2) the benefits are automatically discontinued when our named executive officers reach age 65; and 3) the tax gross up was limited to only one of our named executive officers, Mr. Weyers, who no longer is a party to the agreement due to his retirement that was effective March 31, 2010.

The compensation committee has authorized each of our named executive officers to receive protection and associated benefits in the event of a covered termination following a change in control of the company. The agreement with the our named executive officers contains a “double trigger” arrangement, whereby a payment is only made if there is a change in control of Integrys Energy Group and the executive is actually terminated or terminates employment under certain circumstances after being demoted or after certain other adverse changes in the executive’s working conditions or status. Specifically, privileges under such an agreement would be invoked if both of the following occurred: 1) a change in control event occurs in which a single entity takes ownership of 30% or more of our voting securities, a merger or sale occurs that results in Integrys Energy Group stock constituting less than 50% of the surviving company stock, or a merger or consolidation occurs where the company is not the surviving company; and 2) the event results in the loss of the executive’s job or the executive is offered a position with lesser responsibility than the executive’s prior position and the executive terminates employment as a result. The agreement also contains confidentiality and non-compete clauses. Specific details regarding change in control benefits can be found under the heading Termination of Employment below.

The compensation committee periodically reviews the payment and benefit levels in the change in control agreements and the triggers to ensure that they remain competitive and appropriate. As discussed below, during 2009 the compensation committee determined that certain changes will be made in 2010 to existing change in control agreements, and to how change in control protection will be provided to newly covered executives going forward.

Special Incentive Agreement

In connection with our decision to divest of all or portions of our nonregulated subsidiary, Integrys Energy Services, Inc., or significantly scale back this business, in 2009 we entered into a special incentive agreement with Mr. Radtke to help ensure business continuity, preserve value and facilitate this restructuring. The agreement provides that, in our discretion, we may award Mr. Radtke with a target incentive of $1,500,000. We may modify this target incentive amount at any time. In determining whether to award Mr. Radtke any incentive payment, we will consider a number of factors, including, but not limited to, completion of the restructuring to our satisfaction, completion of the sale of all or a major portion of Integrys Energy Services’ business or other alternative result approved by us, and the level and effectiveness of Mr. Radtke in assisting with the restructuring. Mr. Radtke forfeits any incentive payment if he voluntarily terminates his employment, dies or becomes disabled, or is terminated for cause before we determine that we have completed the restructuring of Integrys Energy Services.

For his efforts in 2009, the compensation committee, using its discretion, awarded Mr. Radtke $1,125,000 under the agreement, or 75% of his target incentive, as the compensation committee determined that Mr. Radtke was successful in fulfilling a key role in ensuring that the majority of the restructuring and scaling-down of Integrys Energy Services was completed by the end of 2009. Mr. Radtke is eligible to receive the remaining $375,000 under the agreement, or 25% of his target incentive, in 2010 upon completion of remaining transactions and successful restructuring of Integrys Energy Services’ retail natural gas and retail electric marketing business. The award made to

Mr. Radtke under the agreement is reflected below in the Summary Compensation Table for 2009 in the column titled Non-Equity Incentive Plan Compensation.

Common Stock Ownership Guidelines

We believe that it is important to align executive and shareholder interests by defining stock ownership guidelines for executives. For 2009, the target level for ownership of Integrys Energy Group common stock was five times annualized base salary for Charles A. Schrock and Larry L. Weyers, and three times annualized base salary for Joseph P. O’Leary, Mark A. Radtke and Lawrence T. Borgard. All executives subject to the guidelines are expected to achieve the ownership target within five years from the date on which the executive became subject to the guidelines for the position currently held. Common stock beneficially held in an executive’s ESOP account, any other beneficially owned common stock, including that earned through incentive plan awards, common stock equivalents earned through nonqualified deferred compensation programs, and 50% of the difference between the past 12 months high and low average and the strike price value of the vested stock options, are included in determining compliance with these guidelines. Unvested restricted stock and performance shares for which incentive targets have not yet been met are not included in the calculation of stock ownership (for guideline purposes) until restricted stock is vested or attainment of the incentive targets of performance shares are certified by the board of directors. As of December 31, 2009, all named executive officers were in compliance with our stock ownership guidelines.

Changes to Executive Compensation Program for 2010

The compensation committee continually reviews our executive compensation practices to assure that our plans and practices continue to be competitive, supportive of the goals of the company and in keeping with the best interests of our shareholders. Although the compensation committee believes that overall our 2009 executive compensation program was effective in meeting its stated objectives, the compensation committee has approved certain changes to the compensation programs for 2010. The following are the most significant changes to the executive compensation program that have been implemented for 2010:

•

The change in control agreements currently in place with our named executive officers (other than Mr. Weyers, who retired effective March 31, 2010) will be amended to be more aligned with current market practices, including changing the protection period from 3 years to 2 years following the change in control and adding a double trigger for prospective equity grants and eliminating the phase-out for continued employment following the change in control. Additionally, a new change in control program is being developed for future use with newly eligible executives. This program will ensure consistency among participants, and will be market-competitive, including tiered severance multiples for executives and a standard window period of two years following a change in control event.

•

Our stock ownership guidelines for our named executive officers were revised to incorporate a retention ratio going forward. Pursuant to this new approach, the guidelines provide that an executive shall retain at least 50% of his or her future vested stock awards until certain levels of stock are owned, with such levels ranging from one to five times base annual salary, depending on the position.

•

The compensation committee uses the peer and survey groups and other market data that it deems necessary or appropriate to ensure that our executive compensation program will achieve its desired goals. For 2010, the compensation committee will use a custom peer group, developed by its independent outside compensation consultant (Exequity), to review competitive market data. The custom peer group will be comprised of approximately 30 companies that on average correspond with our size and scope in the utility/energy services industry.

Summary Compensation Table for 2009

The following table sets forth information concerning compensation earned or paid to each of our named executive officers for each of the last three fiscal years consisting of: (1) the dollar value of base salary and bonus earned during the applicable fiscal years; (2) the aggregate grant date fair value of stock and option awards, as computed in accordance with the FASB ASC Topic 718 – Stock Compensation (all stock option awards in this and the other tables relate to Integrys Energy Group common stock); (3) the dollar value of earnings for services pursuant to awards granted during the applicable fiscal years under non-equity incentive plans; (4) the change in pension value and nonqualified compensation earnings during the applicable fiscal years; (5) all other compensation for the applicable fiscal years; and (6) the dollar value of total compensation for the applicable fiscal years. The named executive officers are our principal executive officer, principal financial officer, and our three other most highly compensated executive officers employed as of December 31, 2009.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)		Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)
Charles A. Schrock President and Chief Executive Officer	2009	806,519	0	1,141,631	347,495	818,796	926,281	82,567	(6)	4,123,289
	2008	315,000	0	328,212	121,674	118,338	294,838	16,439		1,245,559
	2007	295,481	2,750	26,251	15,990	183,875	95,956	16,567		896,166
Joseph P. O’Leary Senior Vice President and Chief Financial Officer	2009	486,000	0	549,081	167,146	315,824	432,784	20,440		1,971,275
	2008	468,000	0	668,232	247,723	214,684	514,722	15,601		1,877,520
	2007	429,577	3,300	271,513	166,514	498,026	156,072	71,544		1,565,763
Larry L. Weyers Executive Chairman	2009	1,090,385	0	1,498,323	575,976	1,362,981	937,335	52,783		5,517,783
	2008	1,050,000	0	2,674,251	991,403	684,145	1,724,292	46,912	(7)	7,251,869
	2007	924,923	7,500	802,213	491,525	1,100,259	349,127	80,785		4,548,470
Mark A. Radtke President and Chief Executive Officer, Integrys Energy Services, Inc.	2009	378,000	0	307,053	93,460	1,374,561	30,439	20,016		2,203,529
	2008	364,000	0	373,630	138,515	626,782	857,577	14,180		2,248,820
	2007	346,731	3,250	88,585	54,194	582,246	112,761	17,620		1,340,092
Lawrence T. Borgard President and Chief Operating Officer – Utilities	2009	426,231	0	302,413	92,054	251,200	53,065	22,553		1,147,516
	2008	364,000	0	367,996	136,432	79,430	457,822	11,128		1,416,808
	2007	333,731	2,600	537,404	109,543	234,490	93,824	57,400		1,368,992

(1)	Amount reflects 27 pay periods in 2009 and includes amounts deferred into the Integrys Energy Group Deferred Compensation Plan. See the Nonqualified Deferred Compensation Table for 2009 for more information.

(2)	The amounts shown in columns (e) and (f) reflect the grant date fair value of the awards computed in accordance with FASB ASC Topic 718 – Stock Compensation. For information regarding the assumptions made in valuing the stock and option awards, see Note 21 – Stock-Based Compensation in Notes to Consolidated Financial Statements in the 2009 Annual Report on Form 10-K, such information is incorporated herein by reference.

(3)	Non-equity compensation is payable in the first quarter of the next fiscal year, and may be deferred at the election of the named executive officer. Payment is calculated based on the measurement outcomes and as a percent of adjusted gross earnings from the company for services performed during the payroll year. Various extraordinary payments and the prior year payout are excluded in the calculation. With respect to Mr. Radtke, the amount in the table includes $1,125,000 (75% of total award) that was awarded to Mr. Radtke in 2009 pursuant to his special incentive agreement related to the restructuring of Integrys Energy Services, Inc. This amount will be paid out in the first quarter of 2010. The remaining $375,000 (25% of the total award) will be paid if earned during 2010 due to successful completion of remaining transactions.

(4)	The amounts shown reflect the calculation of above-market earnings on nonqualified deferred compensation and is based on the difference between 120% of the applicable federal long-term rate (AFR) and the rate of return received on Reserve Accounts A and B. Provided below are the actual rates of return used in the calculation. Note that Reserve Account A was frozen to new deferrals beginning on January 1, 1996 and Reserve Account B was frozen to new deferrals beginning on April 1, 2008.

Time Period	AFR 120%	Reserve A – Daily	Reserve B – Daily
October 2008 - March 2009	5.19%	8.9302%	6.3427%
April 2009 - September 2009	4.42%	6.0000%	6.0000%
October 2009 - March 2010	4.93%	6.0000%	6.0000%

(5)	The amounts shown for each named executive officer include other compensation items consisting of life insurance premiums, imputed income from the life insurance benefits and Employee Stock Ownership Plan (ESOP) matching contributions. Additionally, amounts reflected for Mr. O’Leary and Mr. Borgard includes moving expenses. Individual items included in column (i) that were in excess of $10,000 include imputed income from life insurance benefits for Mr. Weyers ($16,038), and ESOP matching contributions for each named executive officer as follows:

Named Executive Officer	ESOP ($)
Charles A. Schrock	16,757
Joseph P. O’Leary	16,383
Larry L. Weyers	15,386
Mark A. Radtke	16,561
Lawrence T. Borgard	16,787

(6)	In addition to the other compensation items, discussed in footnote (5) above, this amount also includes $56,080 for perquisites consisting of parking, financial counseling, an executive physical, and moving expenses ($51,736).

(7)	In addition to the other compensation items discussed in footnote (5) above, this amount also includes $17,010 for perquisites consisting of parking, financial counseling ($12,069) and an executive physical.

With regard to equity awards, no re-pricing, extension of exercise periods, change of vesting or forfeiture conditions, change or elimination of performance criteria, change of bases upon which returns are determined, or any other material modification of any outstanding option or other equity based award occurred during the fiscal years reported in the table.

Grants of Plan-Based Awards Table for 2009

The following table sets forth information regarding all incentive plan awards that were made to our named executive officers during 2009, including equity and non-equity based awards. Decisions regarding equity and non-equity awards (payable following vesting or performance periods) were made only one time during 2009. Equity incentive-based awards are subject to a performance condition or a market condition as those terms are defined by FASB ASC Topic 718 – Stock Compensation. Non-equity incentive plan awards are not subject to FASB ASC Topic 718 – Stock Compensation and are intended to serve as an incentive for performance to occur over the given year. A detailed description of long-term incentive plans (performance shares, restricted stock units and stock options) can be found in the Compensation Discussion and Analysis under the heading Long-Term Incentive Compensation earlier in this proxy statement.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Annual Incentive Plan (1)			Estimated Future Payouts Under Equity Incentive Plan Awards Performance Share Program			All Other Stock Awards: Number of Shares of Stock or Units (#) Restricted Stock Program	All Other Option Awards: Number of Securities Underlying Options (#) Stock Option Program	Exercise or Base Price Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Charles A. Schrock	2009	400,000	800,000	1,200,000
	2/19/09				11,159	22,319	44,638				828,258
	2/12/09							7,440			313,373
	2/12/09								94,172	42.12	347,495
Joseph P. O’Leary	2009	152,100	304,200	456,300
	2/19/09				5,367	10,735	21,470				398,376
	2/12/09							3,578			150,705
	2/12/09								45,297	42.12	167,146
Larry L. Weyers	2009	525,000	1,050,000	1,575,000
	2/19/09				14,646	29,293	58,586				1,087,063
	2/12/09							9,764			411,260
	2/12/09								123,600	42.12	575,976
Mark A. Radtke	2009	109,200	218,400	436,800
	2/19/09				3,001	6,003	12,006				222,771
	2/12/09							2,001			84,282
	2/12/09								25,328	42.12	93,460
Lawrence T. Borgard	2009	129,000	258,000	387,000
	2/19/09				2,956	5,912	11,824				219,394
	2/12/09							1,971			83,019
	2/12/09								24,947	42.12	92,054

(1)	Based on 2009 Executive Incentive Plan payout percentages. See description of Short-Term Incentive Compensation earlier in this proxy statement.

(2)	Performance shares are valued at target payout using the value derived from a Monte Carlo simulation. Restricted stock is valued at $42.12, the closing stock price on the grant date. Stock options are valued at $3.69 ($4.66 for Mr. Weyers) on an accounting expense basis based on a proprietary “advanced lattice” option pricing model.

As reflected in the table above, the compensation committee awarded restricted stock units to each named executive officer in 2009 for the amounts indicated. The restricted stock units had a grant date fair market value per share of $42.12, based on the closing stock price on the date of the grant. The restricted stock units remain ratably restricted for 4 years following the date of grant. The dividend rate paid on restricted stock units is equal to the dividend rate of all other outstanding shares of common stock. However, the dividends are deemed to be reinvested in additional restricted stock which vests according to the vesting schedule.

Stock options were granted in 2009 to each of the named executive officers. These were nonqualified stock options with a grant price equal to the closing stock price on the date of the grant. The per share grant price for these options is $42.12. One quarter of the options vest each year on the grant anniversary date. The options had a grant date fair value per option of $3.69 ($4.66 for Mr. Weyers) as determined pursuant to FASB ASC Topic 718 – Stock Compensation. The options have an expiration date of February 12, 2019.

Performance shares were granted in 2009 to each of the named executive officers. These grants will have a performance period beginning on January 1, 2009 and ending on December 31, 2011. The shares are not paid out until the end of this performance period based on the final TSR in comparison to the selected peer group. For a discussion of the treatment of unvested restricted stock, stock options and performance shares upon termination see the discussion below in the section titled Termination of Employment.

Outstanding Equity Awards Table for 2009

The following table sets forth information regarding outstanding awards under the stock option plan, restricted stock plan, incentive plans and similar plans, including market-based values of associated rights and/or shares, for each of our named executive officers as of December 31, 2009.

Name	Options Awards (1)					Stock Awards (2)
	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)(3)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)(3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Charles A. Schrock	16,599	0	0	34.09	12/13/2011	8,999	377,868	27,259	1,144,605
	16,967	0	0	37.96	12/12/2012
	14,404	0	0	44.73	12/10/2013
	16,000	0	0	48.11	12/8/2014
	13,585	0	0	54.85	12/7/2015
	10,761	3,587	0	52.73	12/7/2016
	1,026	1,024	0	58.65	5/17/2017
	6,730	20,189	0	48.36	2/14/2018
	0	94,172	0	42.12	2/12/2019
Joseph P. O’Leary	11,395	0	0	34.09	12/13/2011	7,251	304,469	20,793	873,098
	17,781	0	0	37.96	12/12/2012
	17,371	0	0	44.73	12/10/2013
	23,304	0	0	48.11	12/8/2014
	23,955	0	0	54.85	12/7/2015
	12,914	12,912	0	52.73	12/7/2016
	10,674	10,674	0	58.65	5/17/2017
	13,702	41,104	0	48.36	2/14/2018
	0	45,297	0	42.12	2/12/2019
Larry L. Weyers	99,027	0	0	37.96	12/12/2012	24,015	1,008,390	69,546	2,920,237
	97,015	0	0	44.73	12/10/2013
	111,607	0	0	48.11	12/8/2014
	121,705		0	54.85	12/7/2015
	61,957	61,956	0	52.73	12/7/2016
	31,508	31,508	0	58.65	5/17/2017
	54,835	164,502	0	48.36	2/14/2018
	0	123,600	0	42.12	2/12/19
Mark A. Radtke	2,500	0	0	23.1875	3/13/2010	3,981	167,162	11,627	488,218
	12,148	0	0	34.09	12/13/2011
	18,852	0	0	37.96	12/12/2012
	18,182	0	0	44.73	12/10/2013
	21,629	0	0	48.11	12/8/2014
	23,182	0	0	54.85	12/7/2015
	10,598	10,598	0	52.73	12/7/2016
	3,474	3,474	0	58.65	5/17/2017
	7,662	22,983	0	48.36	2/14/2018
	0	25,328	0	42.12	2/12/2019
Lawrence T. Borgard	3,148	0	0	34.09	12/13/2011	7,089	297,667	11,451	480,827
	6,284	0	0	37.96	12/12/2012
	6,235	0	0	44.73	12/10/2013
	11,786	0	0	48.11	12/8/2014
	12,364	0	0	54.85	12/7/2015
	8,478	2,826	0	52.73	12/7/2016
	7,022	7,022	0	58.65	5/17/2017
	7,546	22,638	0	48.36	2/14/2018
	0	24,947	0	42.12	2/12/2019

(1)	Provided below is the corresponding vesting date relative to each option expiration date:

Grant Date	Full Vesting Date	Expiration Date
3/13/2000	3/13/2004	3/13/2010
12/13/2001	12/13/2005	12/13/2011
12/12/2002	12/12/2006	12/12/2012
12/10/2003	12/10/2007	12/10/2013
12/08/2004	12/08/2008	12/08/2014
12/07/2005	12/07/2009	12/07/2015
12/07/2006	12/07/2010	12/07/2016
5/17/2007	5/17/2011	5/17/2017
2/14/2008	2/14/2012	2/14/2018
2/12/2009	2/14/2013	2/14/2019

(2)	Stock price on December 31, 2009 was $41.99.

(3)	Included in columns (i) and (j) above are the performance shares that may still be paid out as of December 31, 2009. Subsequent to December 31, 2009, a payout will occur on performance shares for the performance period of 2007-2009 due to TSR results being above threshold requirements. The number of earned performance shares attributable to each named executive officer as a result of the threshold requirements being achieved, along with the corresponding market value of such shares, is as follows:

Named Executive Officer	Earned Shares (#)	Market or payout value of earned shares ($)
Charles A. Schrock	1,422	59,710
Joseph P. O’Leary	4,453	186.981
Larry L. Weyers	17,143	719,835
Mark A. Radtke	2,522	105,899
Lawrence T. Borgard	2,452	102,959

Option Exercises and Stock Vested Table for 2009

The following table sets forth amounts received by each of our named executive officers upon exercise of options (or similar instrument) or the vesting of stock (or similar instruments) during 2009.

	Option Awards		Stock Awards*
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
(a)	(b)	(c)	(d)	(e)
Charles A. Schrock	0	0	2,099	87,535
Joseph P. O’Leary	0	0	6,095	250,343
Larry L. Weyers	0	0	23,565	972,682
Mark A. Radtke	0	0	3,434	142,284
Lawrence T. Borgard	0	0	5,087	185,235

*	A payout will be made on performance shares in 2010 based on TSR for the performance period ending December 31, 2009 meeting the threshold payout level. These performance shares had a performance period of 2007-2009.

Pension Benefits Table for 2009

The following table sets forth the actuarial present value of each named executive officer’s accumulated benefit under each defined benefit plan, assuming benefits are paid at normal retirement age based on current levels of compensation. For information regarding the valuation method and all material assumptions applied in quantifying the present value of the current accumulated benefit for each of the named executive officers see Note 18 – Employee Benefit Plans in Notes to Consolidated Financial Statements in the 2009 Annual Report on Form 10-K, such information is incorporated herein by reference. The table also shows the number of years of credited service under each such plan, computed as of the same pension plan measurement date used in the company’s audited financial statements for the year ended December 31, 2009. Charles A. Schrock and Larry L. Weyers are currently eligible for early retirement. No pension benefits were paid to any of the named executive officers during the year. Specific details of these benefits are discussed in more detail in the Compensation Discussion and Analysis under the heading Other Benefits and Plans.

Name	Plan Name (1)	Number of years of credited service (#)(2)	Present value of accumulated benefits ($)(3)	Payments during last fiscal year ($)
(a)	(b)	(c)	(d)	(e)
Charles A. Schrock	Retirement Plan	30	902,904	0
	Restoration Plan	30	924,391	0
	SERP	30	1,047,742	0
	Total	30	2,875,037	0
Joseph P. O’Leary	Retirement Plan	8	148,694	0
	Restoration Plan	8	208,796	0
	SERP	8	1,290,359	0
	Total	8	1,647,849	0
Larry L. Weyers	Retirement Plan	24	832,628	0
	Restoration Plan	24	4,986,876	0
	SERP	24	5,642,146	0
	Total	24	11,461,650	0
Mark A. Radtke	Retirement Plan	26	517,425	0
	Restoration Plan	26	1,032,352	0
	SERP	26	902,042	0
	Total	26	2,451,819	0
Lawrence T. Borgard	Retirement Plan	25	467,617	0
	Restoration Plan	25	382,709	0
	SERP	25	560,699	0
	Total	25	1,411,025	0

(1)	Material terms and conditions of the above named plans are as follows:

Qualified Retirement Plan

These are tax-qualified defined benefit retirement plans generally available to employees hired prior to January 1, 2008. Benefits for the named executive officers are determined under an account-based pension plan formula that defines a lump-sum amount at termination of employment. See the discussion of Other Benefits and Plans in the Compensation Discussion and Analysis.

Nonqualified Restoration Plan

The purpose of this nonqualified plan is to provide an alternate means of paying benefits intended under the Retirement Plan that are either restricted by law or limited because of employee deferrals to the Integrys Energy Group Deferred Compensation Plan. Benefits of this plan are generally determined and payable under the same terms and conditions as the Retirement Plan without regard to IRS limitations on amounts of includible compensation and maximum benefits and without regard to employee deferrals of base and annual bonus pay. Benefits paid are reduced by the value of benefits payable under the Retirement Plan. Under plan terms, each participant has executed an election agreement that sets forth the form of payment the participant has chosen to receive following termination of employment (lump sum, lifetime monthly annuity or 180 monthly guaranteed payments).

Nonqualified SERP

SERP benefits are generally payable only for participants who retire on or after age 55 with 10 or more years of service. This Integrys nonqualified plan provides a lump sum, a life annuity or a 180 monthly guaranteed benefit payment options. The benefit is initially calculated as a life annuity benefit, with a monthly benefit that equals a target percentage of final average pay (over a three-year period), reduced by the lifetime annuity payable under the Retirement Plan and Restoration Plan. The target percentage ranges from 40% for 10 years to 60% for 15 years of service. Benefits are reduced 3% per year for retirements prior to age 62.

(2)	Full years of credited service only. Actual plan benefits are calculated taking into account full and fractional years of credited service.

(3)	Change in pension value during 2009 and present value of accumulated benefit at year-end:

Qualified Retirement Plan

For the named executive officers, the amounts shown are based on the present value of the projected pension plan account balances payable at the plan’s normal retirement age (age 65). The projected age 65 pension plan account equals the participant’s accrued account balance at year-end rolled forward with interest credits to age 65 using the plan’s interest rate (6.72% at December 31, 2008 and 2.35% at December 31, 2009). The present value was determined using an interest rate consistent with assumptions used for financial reporting under the Compensation-Retirement Benefits Topic of the FASB ASC (6.45% at December 31, 2008 and 6.15% at December 31, 2009). With the merger of qualified pension plans beginning in 2009, the lump sum conversion interest rate was required to be aligned (from annual to monthly interest rate change), impacting legacy Wisconsin Public Service Corporation (WPS) participants. Legacy WPS participants’ annuity will be the better of the monthly rate or annual rate until March 31, 2010 (when the grandfathered period ends). Pension plan lump sum values are not impacted by this change.

For named executive officers covered under the pension plan, the value of the temporary supplemental benefit has been added. The present value was determined assuming current commencement (if currently eligible) or commencement at earliest eligibility (generally age 55) and paid in a single lump-sum form, using the plan’s interest rate to calculate the lump sum payment (Pension Protection Act segment lump-sum rates at December 31, 2008 and December 31, 2009) and using an interest rate consistent with assumptions used in financial reporting under the Compensation-Retirement Benefits Topic of the FASB ASC to determine the present value at year-end of the lump sum payable. The benefit was prorated based on current service over service from hire date to date of earliest eligibility.

Nonqualified Restoration Plan

The amounts shown are based on the present value of the projected pension plan account balances payable at the plan’s normal retirement age (age 65). The projected age 65 pension plan account equals the participant’s accrued account balance at year-end rolled forward with interest credits to age 65 using the plan’s interest rate (6.72% at December 31, 2008 and 2.35% at December 31, 2009). The present value was determined using an interest rate consistent with assumptions used for financial reporting under the Compensation-Retirement Benefits Topic of the FASB ASC (6.45% at December 31, 2008 and 6.15% at December 31, 2009).

With the merger of qualified pension plans beginning in 2009, the lump sum conversion interest rate was required to be aligned (from annual to monthly interest rate change), impacting legacy WPS participants.

Nonqualified SERP

The values shown are based on the present value of the accrued benefit at unreduced retirement age (age 62) reflecting final average pay and service as of the calculation date. The present value was determined assuming commencement at age 62 using an interest rate consistent with assumptions used for the Company’s financial reporting under the Compensation-Retirement Benefits Topic of the FASB ASC (6.45% at December 31, 2008 and 6.15% at December 31, 2009).

With the merger of qualified pension plans beginning in 2009, the lump sum conversion interest rate was required to be aligned (from annual to monthly interest rate change), impacting legacy WPS participants.

Nonqualified Deferred Compensation Table for 2009

The following table sets forth information regarding the contributions, earnings and balances for each our named executive officers relative to the nonqualified deferred compensation plan for 2009.

Name	Executive Contributions in last fiscal year ($)(1)	Registrant contributions in last fiscal year ($)(1)	Aggregate earnings in last fiscal year ($)(2)	Aggregate withdrawal/ distributions ($)	Aggregate balance at last fiscal year end ($)(3)
(a)	(b)	(c)	(d)	(e)	(f)
Charles A. Schrock	72,732	0	158,902	0	1,461,701
Joseph P. O’Leary	31,972	0	96,488	0	1,026,794
Larry L. Weyers	0	0	279,001	0	4,308,074
Mark A. Radtke	0	0	193,846	0	1,498,883
Lawrence T. Borgard	0	0	86,364	0	1,102,541

(1)	Deferrals into the Integrys Energy Group Deferred Compensation Plan were made from compensation earned in 2009 and are reported in column (c) of the Summary Compensation Table for 2009, with the exception of annual incentive and performance share amounts earned in 2008, but paid out and deferred in 2009. These amounts are as follows:

Name	Annual Incentive Payout ($)	Performance Share Payout ($)
Charles A. Schrock	59,169	0
Joseph P. O’Leary	36,496	0
Larry L. Weyers	0	0
Mark A. Radtke	0	0
Lawrence T. Borgard	0	0

(2)	Above market earnings received on Reserve Accounts A and B are reported in column (h) of the Summary Compensation Table for 2009.

(3)	The aggregate balance includes amounts shown in footnote (1) and the above market earnings on Reserve Accounts A and B, which are included in column (h) of the Summary Compensation Table for 2009.

The following table sets forth the actual earnings during 2009 of each deferred compensation account held by the named executive officers:

Name	Aggregate earnings for Reserve A in last fiscal year ($)	Aggregate earnings for Reserve B in last fiscal year ($)	Aggregate earnings for Mutual Funds in last fiscal year ($)	Aggregate earnings for company stock in last fiscal year ($)	Aggregate earnings in last fiscal year ($)
Charles A. Schrock	13,570	868	73,412	71,052	158,902
Joseph P. O’Leary	0	0	13,359	83,129	96,488
Larry L. Weyers	92,330	0	27,429	159,242	279,001
Mark A. Radtke	0	0	138,358	55,488	193,846
Lawrence T. Borgard	0	954	29,549	55,861	86,364

For further details regarding the deferred compensation accounts, including rates of return, see the discussion of Other Benefits and Plans in the Compensation Discussion and Analysis. Upon retirement or termination of employment, distribution of the named executive officer’s account will commence the January of the year that is both (1) following the calendar year of termination of employment and (2) at least six months following termination or later if a later date is selected by the named executive officer. The named executive officer can elect a distribution period from 1 to 15 years. Payouts, withdrawals or other distribution cannot commence under the plan while the named executive officer is actively employed.

At December 31, 2009, there were 638,942 shares available for distribution under this plan.

Termination of Employment

Reasons for termination may be voluntary, involuntary, for cause, retirement or as a result of a change in control. The term “for cause” as defined only in the change in control agreements, and for the named executive officers, means any one of the following: 1) intentional conduct by the executive officer that is not taken in good faith, which causes demonstrable and serious financial injury to us, as evidenced by a determination in a binding and final judgment in effect after exhaustion of all rights of appeal; 2) the executive officer being convicted of a felony, which substantially impairs the officer’s ability to perform his duties or responsibilities; or 3) the executive officer’s continuing willful and unreasonable refusal to perform the officer’s duties or responsibilities (unless significantly changed without the officer’s consent). Prior to a change in control, a named executive officer terminating employment for reasons that are voluntary, involuntary, or for “cause,” is entitled to receive only those benefits earned, accrued and vested prior to the date of termination. There are no provisions for enhanced payments or benefits to be granted to the named executive officers for termination of employment for these reasons, except as described below with regard to retirement.

Under the change in control agreements, the definition of “cause” is relevant if the executive officer’s employment is terminated after a change in control event has occurred. If a change in control event has occurred and, during the term of the contract, the named executive officer’s employment is terminated by us for reasons other than “cause,” or if the executive terminates for “good reason,” then the executive officer receives the full change in control benefits. On the other hand, if a change in control event has occurred and the named executive officer’s employment is involuntarily terminated for “cause,” or the officer voluntary terminates employment other than for “good reason,” then the executive officer is only entitled to received benefits that have already accrued and vested, but the executive officer is not entitled to receive the change in control benefits. With regard to retirement, the only enhanced value named executive officers receive is derived from unvested equity grants to the extent that vesting continues on stock options and restricted stock granted prior to retirement and performance periods continue on performance shares granted prior to retirement, provided that retirement occurs on or after December 31 of the calendar year in which the grant was made. Provided below are estimated enhanced aggregate compensation and benefits that may be payable to named executive officers in the event of termination of employment. These estimates assume that termination occurred on December 31, 2009.

Type of Termination	Charles A. Schrock ($)(1)	Joseph P. O’Leary ($)(2)	Larry L. Weyers ($)(1)	Mark A. Radtke ($)(2)	Lawrence T. Borgard ($)(2)
Retirement (3)	5,003,689		13,585,548
Change In Control	3,807,077	3,297,697	8,941,122	3,171,754	2,436,116

(1)	Mr. Schrock and Mr. Weyers were eligible for retirement as of December 31, 2009 under the pension program, as specified in the plan documents. Mr. Weyers has subsequently retired effective March 31, 2010. Termination for reasons that are voluntary/involuntary/for cause would be treated the same as retirement.

(2)	Mr. O’Leary, Mr. Radtke, and Mr. Borgard were not retirement eligible as of December 31, 2009.

(3)	Included in the values shown is the present value of future retirement benefit payments. Under the Pension Restoration Plan and the Supplemental Retirement Plan, certain participants will be paid a monthly benefit (for a fixed number of payments or a lifetime annuity). The present value of future monthly benefit payments was determined using an interest rate and mortality table consistent with assumptions used for financial reporting under the Compensation-Retirement Benefits Topic of the FASB ASC. Also included in the total is the enhanced value for any outstanding equity grants.

The treatment of unvested stock options, unvested restricted stock and performance shares in which the performance period has not yet ended, varies depending on the circumstances of termination and by the type of long-term incentive. Provided below is a summary of how each type of 2009 long-term incentive is handled based on the type of termination:

Type of Termination	Stock Options	Restricted Stock	Performance Shares
Voluntary/Involuntary/For Cause	Shares not vested are forfeited unless early retirement on or after age 55 with 10 years service or reaching age 62, death or disability.	Shares not vested are forfeited unless early retirement on or after age 55 with 10 years service or reaching age 62, death or disability.	Shares not vested are forfeited unless early retirement on or after age 55 with 10 years service or reaching age 62, death or disability.
Retirement on or After Age 55 with 10 Years Service or Reaching Age 62	At retirement, the shares continue to vest as if actively employed; no change occurs to the vesting schedule. If retirement occurs within the calendar year that the award is granted, the last grant is prorated.	At retirement, the units continue to vest as if actively employed; no change occurs to the vesting schedule. If retirement occurs within the calendar year that the award is granted, the last grant is prorated.	At retirement the performance period continues as if actively employed. If retirement occurs within the calendar year that the award is granted, the last grant is prorated.
Change in Control	The outstanding and unexercised options will become fully vested, but subject to any terms of the change in control agreement.	The shares become fully vested, even if not otherwise vested, and whether or not employment is terminated.	The performance period is terminated; the employee is entitled to a final award based on the target award prorated for the portion of performance period that has been completed at time of change in control agreement.

Under the change in control agreement with Larry L. Weyers that was in place on December 31, 2009 (effective with Mr. Weyers’ retirement on March 31, 2010, this agreement was no longer in force), were a change in control event to occur, he would be eligible to receive a severance payout composed of a termination payment of up to 2.99 times his current salary and normal annual incentives, after federal excise tax. Under this plan, the company would “gross up” the payment to cover federal income tax required to be paid by the executive. The remaining named executive officers, including Charles A. Schrock, our current CEO, have been provided with an agreement such that in the event of a change in control, a termination payment of up to 2.99 times current salary and normal annual incentives would be provided with a choice of either receiving a payment within the IRS change in control limit and avoiding excise taxes or receiving the fully calculated change in control payment subject to applicable excise taxes. In addition to the payment, an affected executive under either form of agreement would receive health and welfare benefits, outplacement services, and up to $10,000 for fees and expenses of consultants, legal and/or accounting advisors engaged by the executive to compute benefits or payment due under the agreement.

No triggering event occurred in 2009 that affected the named executive officers. The change in control estimate above provides the approximate cash severance amount, the present value of enhanced pension, health and welfare and outplacement benefits, the amount due for interrupted performance cycles, and the intrinsic value of stock-based awards for each named executive officer.

Compensation Committee Report

The compensation committee has reviewed and discussed with management the above compensation discussion and analysis section of this proxy statement. Based on this review and discussion, the compensation committee recommended that the compensation discussion and analysis be included in Integrys Energy Group’s annual report on Form 10-K for the fiscal year ended December 31, 2009 and this proxy statement.

Compensation Committee

Richard A. Bemis, Chairman

William J. Brodsky

John W. Higgins

This Compensation Committee Report is not to be deemed “soliciting material” or deemed to be filed with the SEC or subject to Regulation 14A of the 1934 Act, except to the extent specifically requested by Integrys Energy Group or incorporated by reference in documents otherwise filed.

DIRECTOR COMPENSATION

Compensation Philosophy

Our compensation policies for directors are designed to attract and retain the most qualified individuals to serve on the board of directors in the industry in which we operate. We believe that our director compensation packages for our non-employee directors are comparable relative to the competitive energy/utility market. General market information relative to the market median director compensation provided by a nationally recognized compensation consultant (Towers Perrin) was reviewed in setting non-employee director compensation for 2009.

Role of the Governance Committee

Recommendations regarding non-employee director compensation are made by the governance committee. The compensation consultant provides the governance committee with a competitive compensation analysis of outside director compensation programs relative to the energy industry survey group and the general industry survey group for use in their decision-making. Although the compensation consultant provides market data for consideration by the governance committee in setting our non-employee director compensation levels and programs, the compensation consultant does not make specific recommendations on individual compensation amounts for our non-employee directors, nor does the consultant determine the amount or form of non-employee director compensation. All decisions on non-employee director compensation levels and programs are made by the full board of directors based on the recommendation provided by the governance committee.

Components of Director Compensation

Our non-employee director compensation for 2009 was composed of a retainer, service fees and stock-based awards. The equity portion of our non-employee director compensation is designed to align directors’ interests with shareholders’ interests. Directors may defer compensation into the Integrys Energy Group Deferred Compensation Plan (see discussion above under Other Benefits and Plans in the Compensation Discussion and Analysis for a description of this plan and investment options), and receive $50,000 of Accidental Death and Dismemberment insurance coverage. Our non-employee directors receive no incentive plan compensation, qualified pension benefits, or perquisites. Our employee directors receive no compensation for serving as directors.

Common Stock Ownership Guidelines

Our board of directors believes it is important for our non-employee directors to be subject to stock ownership guidelines to emphasize the importance of linking director and shareholder interests. In December 2009, our board of directors adopted revised guidelines that provide the target level for stock ownership of our non-employee directors is five times their annual equity award, with this target to be obtained within a four-year period. As of December 31, 2009, all non-employee directors were complying with our stock ownership guidelines. For more information regarding stock ownership guidelines that apply to our employee directors, see discussion above in the Executive Compensation section of this proxy statement.

Director Compensation Tables for 2009

The following table sets forth a summary of compensation for each non-employee director who served during 2009 (director fees were not increased from 2008 levels):

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	Total ($)
(a)	(b)	(c)	(f)	(h)
Keith E. Bailey	72,500	65,000	0	137,500
Richard A. Bemis	68,905	65,000	12,519	146,424
William J. Brodsky	69,500	65,000	0	134,500
Albert J. Budney, Jr.	65,500	65,000	0	130,500
Pastora San Juan Cafferty	62,500	65,000	0	127,500
Ellen Carnahan	70,500	65,000	0	135,500
Robert C. Gallagher	71,500	65,000	6,832	143,332
Kathryn M. Hasselblad-Pascale	63,500	65,000	0	128,500
John W. Higgins	69,000	65,000	0	134,000
James L. Kemerling	68,500	65,000	11,439	144,939
Michael E. Lavin	74,000	65,000	0	139,000
John C. Meng (3)	7,857	65,000	0	72,857
William F. Protz, Jr.	66,500	65,000	0	131,500

(1)	Directors fees paid to non-employee directors in 2009, include:

•	$40,000 annual cash retainer.

•	$1,500 for each in-person or telephonic board of directors meeting attended.

•	$1,000 for each in-person or telephonic board committee meeting attended.

•	$15,000 to serve as Lead Director of the board of directors.

•	$10,000 to serve as chair of the audit committee and $5,000 to serve as chair of the compensation committee, environmental committee, financial committee or governance committee.

(2)	The amounts shown in column (c) reflect the grant date fair value of the deferred stock unit computed in accordance with FASB ASC Topic 718 – Stock Compensation.

(3)	Mr. Meng resigned from the board of directors effective February 12, 2009.

(4)	The amounts shown reflect the calculation of above-market earnings on nonqualified deferred compensation and is based on the difference between 120% of the applicable federal long-term rate (AFR) and the rate of return received on Reserve Accounts A and B.

The following table sets forth a tabulation of the outstanding stock options granted to non-employee directors who served during 2009 and the number of deferred stock units held by non-employee directors who served during 2009 at December 31, 2009:

Name	Outstanding Stock Options (#) (1)	Deferred Stock Units (#) (2)
Keith E. Bailey	0	4,049
Richard A. Bemis	0	11,374
William J. Brodsky	7,425	4,049
Albert J. Budney, Jr.	0	9,298
Pastora San Juan Cafferty	7,425	4,049
Ellen Carnahan	0	7,929
Robert C. Gallagher	0	11,374
Kathryn M. Hasselblad-Pascale	0	11,374
John W. Higgins	0	4,049
James L. Kemerling	0	11,374
Michael E. Lavin	0	4,049
John C. Meng (3)	0	11,374
William F. Protz, Jr.	0	11,374

(1)	There is an aggregate of 14,850 outstanding stock options granted to non-employee directors as of December 31, 2009.

(2)	There is an aggregate of 105,716 deferred stock units held by non-employee directors as of December 31, 2009.

(3)	Mr. Meng resigned from the board of directors effective February 12, 2009.

The following table sets forth the earnings during 2009 of each deferred compensation account held by each non-employee director who served during 2009:

Name	Aggregate earnings for Reserve A in last fiscal year ($)	Aggregate earnings for Reserve B in last fiscal year ($)	Aggregate earnings for Mutual Funds in last fiscal year ($)	Aggregate earnings for company stock in last fiscal year ($)	Aggregate earnings in last fiscal year ($)
Keith E. Bailey	0	0	0	7,963	7,963
Richard A. Bemis	40,435	0	106,290	47,748	194,473
William J. Brodsky	0	0	0	63,671	63,671
Albert J. Budney, Jr.	0	0	0	20,737	20,737
Pastora San Juan Cafferty	0	0	13,519	22,325	35,844
Ellen Carnahan	0	0	0	62,316	62,316
Robert C. Gallagher	22,068	0	0	63,572	85,640
Kathryn Hasselblad-Pascale	0	0	0	31,713	31,713
John W. Higgins	0	0	0	7,963	7,963
James L. Kemerling	13,527	31,103	16,496	65,888	127,014
Michael E. Lavin	0	0	0	7,963	7,963
John C. Meng	0	0	0	56,622	56,622
William F. Protz, Jr.	0	0	0	38,432	38,432

AUDIT COMMITTEE REPORT

The audit committee reviewed and discussed with management the audited financial statements of Integrys Energy Group, Inc. including disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as of and for the year ended December 31, 2009. In addition, we have discussed with Deloitte & Touche LLP, the independent registered public accounting firm for Integrys Energy Group, the matters required by auditing standards of the Public Company Accounting Oversight Board and Rule 2-07, “Communication with Audit Committees” of Regulation S-X. The audit committee also reviewed and discussed with management and Deloitte & Touche LLP the assessment and audit of internal control over financial reporting.

The audit committee also received the written disclosures and letter from Deloitte & Touche LLP required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and discussed the firm’s independence with respect to Integrys Energy Group. We have also discussed with management of Integrys Energy Group and Deloitte & Touche LLP such other matters and received such assurances from them, as we deemed appropriate.

Based on the foregoing review and discussions and relying thereon, we have recommended to Integrys Energy Group’s board of directors the inclusion of the audited financial statements in Integrys Energy Group’s annual report on Form 10-K for the year ended December 31, 2009.

Audit Committee

Michael E. Lavin, Chair

Keith E. Bailey

John W. Higgins

William F. Protz, Jr.

This Audit Committee report is not to be deemed “soliciting material” or deemed to be filed with the SEC or subject to Regulation 14A of the 1934 Act, except to the extent specifically requested by Integrys Energy Group or incorporated by reference in documents otherwise filed.

ANNUAL REPORTS

Our 2009 annual report (including financial statements and the report of our independent registered public accounting firm, Deloitte & Touche LLP) is enclosed with this proxy statement. Information regarding the assumptions made in valuing the stock and option awards contained in Note 21 – Stock-Based Compensation in Notes to Consolidated Financial Statements in the Annual Report on Form 10-K and information regarding the valuation method and assumptions applied in quantifying the present value of the pension benefits contained in Note 18 – Employee Benefit Plans in Notes to Consolidated Financial Statements in the Annual Report on Form 10-K, is incorporated by reference into this proxy statement. As allowed under SEC rules, Integrys Energy Group is delivering only one copy of the 2009 annual report and this proxy statement to multiple shareholders sharing an address unless it has received contrary instructions from one or more of the shareholders. Upon written or oral request, Integrys Energy Group will promptly deliver a separate copy of the 2009 annual report and/or this proxy statement to any shareholder at a shared address to which a single copy of the document was delivered. If you are a shareholder and would like to request an additional copy of the 2009 annual report and/or this proxy statement now or with respect to future mailings (or to request to receive only one copy of the annual report and proxy statement if you are currently receiving multiple copies), please call (800) 228-6888 or write to Integrys Energy Group, Inc., Attention: Barth J. Wolf, Vice President, Chief Legal Officer and Secretary, 700 North Adams Street, Green Bay, Wisconsin 54301.

An annual report is filed with the SEC on Form 10-K. If you are a shareholder and would like to receive a copy of our 2009 Form 10-K, without exhibits, please write to Barth J. Wolf, Vice President, Chief Legal Officer and Secretary, 700 North Adams Street, Green Bay, Wisconsin 54301. You can also access the 2009 Form 10-K on our Web site at www.integrysgroup.com/investor by selecting “SEC Filings.”

OTHER BUSINESS

At the time this proxy statement went to press, there were no shareholder proposals required to be included in this proxy or for consideration at our May 13, 2010 annual meeting. If any other matters are properly presented at the annual meeting, the persons named as proxies will vote upon them in accordance with their best judgment.

Our officers, directors and employees may solicit proxies by correspondence, telephone, electronic communications, or in person, but without extra compensation. We have retained Market Intelligence Group LLC, a proxy solicitation firm, for assistance in connection with the solicitation of proxies for the annual meeting at a cost of $7,500. Banks, brokers, nominees and other fiduciaries may be reimbursed for reasonable charges and expenses incurred in forwarding the proxy soliciting material to and receiving proxies from beneficial owners.

FUTURE SHAREHOLDER PROPOSALS

Under Rule 14a-8 of the Securities Exchange Act of 1934 shareholder proposals for Integrys Energy Group’s 2011 annual meeting of shareholders must be received no later than December 3, 2010, to be included in the 2011 proxy statement. Integrys Energy Group By-Laws allow additional shareholder proposals for the 2011 annual meeting to be accepted between January 13, 2011 and February 12, 2011. However, proposals received in this time frame may not be included in the proxy statement sent to shareholders. In addition, shareholder proposals received outside of this window will be submitted to shareholder vote at the sole discretion of Integrys Energy Group. If Integrys Energy Group chooses to present such proposal at the 2011 annual meeting, the persons named in proxies solicited by the board of directors of Integrys Energy Group for its 2011 annual meeting of shareholders may exercise discretionary voting power with respect to any such proposal. Shareholder proposals received after February 12, 2011 will not be considered for submission to shareholders. Proposals should be submitted to Barth J. Wolf, Vice President, Chief Legal Officer and Secretary, Integrys Energy Group, Inc., 700 North Adams Street, Green Bay, Wisconsin 54301.

INTEGRYS ENERGY GROUP, INC.

BARTH J. WOLF
Vice President, Chief Legal Officer and Secretary

ANNUAL MEETING OF SHAREHOLDERS OF

INTEGRYS ENERGY GROUP, INC.

May 13, 2010

INTERNET—Access “www.voteproxy.com” and follow the

on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE—Call toll-free 1-800-PROXIES (1-800-776-9437) in

the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

MAIL—Sign, date, and mail your proxy card in the envelope

provided as soon as possible.

IN PERSON—You may vote your shares in person by attending

the Annual Meeting.

PROXY VOTING INSTRUCTIONS

COMPANY NUMBER

ACCOUNT NUMBER

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 13, 2010

The Annual Report, Notice of Annual Meeting/Proxy Statement and Proxy Card are

available at www.integrysgroup.com/proxymaterials

Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet or telephone.

20933000000000001000 9

051310

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1. Election of Directors to one-year terms on the Board of Directors or until their successors have been duly elected:

NOMINEES:

FOR ALL NOMINEES

WITHHOLD AUTHORITY

FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

Keith E. Bailey

O Pastora San Juan Cafferty

O Ellen Carnahan

O Kathryn M. Hasselblad-Pascale

O John W. Higgins

O James L. Kemerling

O Michael E. Lavin

O William F. Protz, Jr.

O Charles A. Schrock

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT”

and fill in the circle next to each nominee you wish to withhold, as shown here:

2. Approve the Integrys Energy Group 2010 Omnibus Incentive

Compensation Plan; and

3. Ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm for Integrys Energy Group and its subsidiaries for 2010.

Also, as necessary or desirable, shareholders will consider and act upon any other business properly brought before the annual meeting and any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER

DIRECTED BY THE SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY

WILL BE VOTED FOR ALL NOMINEES AND PROPOSALS LISTED HEREIN.

Please indicate in the comments box on the reverse side of this card any topics you would like to have addressed as part of management’s presentation at the Annual

Meeting of Shareholders on May 13, 2010.

FOR AGAINST ABSTAIN

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.

Signature of Shareholder

Date:

Signature of Shareholder

Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

1

INTEGRYS ENERGY GROUP, INC.

130 East Randolph Drive, Chicago, Illinois 60601

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 13, 2010

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The Shareholder(s) hereby appoints Charles A. Schrock and Barth J. Wolf as Proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote as designated on the reverse side of this form, and to vote at their discretion upon such other business as may properly come before the meeting, all the shares of Common Stock of Integrys Energy Group, Inc. held of record by the undersigned on March 18, 2010, at the Annual Meeting of Shareholders to be held on May 13, 2010,

at 10:00 a.m. CDT, at the Chase Auditorium in the Chase Tower, 10 South Dearborn Street, Chicago,

Illinois, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

COMMENTS:

14475